Exhibit 10.6

STOCK PURCHASE AND SALE AGREEMENT

BETWEEN

BEACON CAPITAL STRATEGIC PARTNERS III, L.P.

AS SELLER

AND

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP,

AS PURCHASER

Dated as of April ___, 2006

8.		RISK OF LOSS	46
	8.1	Minor Damage	46
	8.2	Major Damage	46
	8.3	Definition of “Major” Loss or Damage	46
	8.4	Uninsured Losses	47
9.	COMMISSIONS		47
	9.1	Brokerage Commissions	47
10.	DISCLAIMERS AND WAIVERS		47
	10.1	No Reliance on Documents	47
	10.2	DISCLAIMERS AND WAIVERS	48
	10.3	Effect and Survival of Disclaimers	2
11.	MISCELLANEOUS		49
	11.1	Confidentiality	49
	11.2	Public Disclosure	49
	11.3	Discharge of Obligations	50
	11.4	Assignment	50
	11.5	Notices	51
	11.6	Modifications	52
	11.7	Calculation of Time Periods	52
	11.8	Successors and Assigns	52
	11.9	Entire Agreement	52
	11.10	Further Assurances	52
	11.11	Counterparts	53
	11.12	Severability	53
	11.13	Applicable Law	53
	11.14	No Third Party Beneficiary	53
	11.15	Captions	53
	11.16	Construction	53
	11.17	Termination of Agreement	53
	11.18	Time of the Essence	54
	11.19	Recordation	54

SCHEDULES

Schedule I — List of Defined Terms
Schedule 1.1.5 — List of Trade Names
Schedule 1.1.6 — Personal Property
Schedule 4.4.2(ix) — Tenant Improvements and Leasing Commissions
Schedule 4.4.2(xi) — Rent Abatement Schedule
Schedule 5.2.5 — Pending Litigation
Schedule 5.2.6(iii) — Tax Audits
Schedule 5.2.7 — The Trust Organizational Documents
Schedule 5.2.8 — Outstanding Indebtedness
Schedule 5.3.1 — List of Operating Agreements
Schedule 5.3.2 — Lease Schedule

Schedule 5.3.3 — Violations
Schedule 5.3.6 — List of Environmental Reports
Schedule 5.3.10 — Tax Appeals
Schedule 5.6.8 — Non-Voting Shareholders

EXHIBITS

EXHIBIT A — Legal Description
EXHIBIT 1.4 — Deposit Escrow Agreement
EXHIBIT 4.2.1 — Assignment of Shares
EXHIBIT 4.6.1 — Opinion of Goodwin Procter LLP
EXHIBIT 4.6.5 — Form of Tenant Estoppel
EXHIBIT 4.6.6 — Form of CUSCO Estoppel Letter

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the    day of April, 2006 (the “Effective Date”), by and between Beacon Capital Strategic Partners III, L.P., a Delaware limited partnership (“Seller”), having an address at c/o Beacon Capital Partners LLC, One Federal Street, 26th Floor, Boston, Massachusetts 02109 and Behringer Harvard Operating Partnership I LP, a Texas limited partnership (“Purchaser”), having an address at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001. A list of defined terms as well as the capitalized terms used in Agreement and Section in the Agreement where each such term is defined is attached to this Agreement as Schedule I.

RECITALS:

A.            Seller owns one hundred percent (100%) of the Common Shares of BCSP III Illinois Properties Business Trust, a Maryland business trust (the “Trust”);

B.            Seller is the sole member of BCSP III Illinois Manager LLC, a Delaware limited liability company (“Illinois Manager”);

C.            The Trust is the sole member of 222 South Riverside Property LLC, a Delaware limited liability company (“Riverside LLC”), which owns the Property;

D.            The Trust is the sole member of BCSP III Illinois Property Manager, LLC, a Delaware limited liability company (“Property Manager”);

E.             Illinois Manager is the sole non-member manager of Riverside LLC; and

F.             Seller desires to sell to Purchaser and Purchaser desires to acquire from Seller all of the issued and outstanding capital stock of the Trust (the “Shares”) on the terms and conditions set forth herein.

1.     PURCHASE AND SALE

1.1          Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, including Section 5.6.8 regarding redemption of Series A Preferred Shareholders’ Shares, Seller agrees to sell, assign, transfer, convey and deliver and Purchaser agrees to purchase, acquire and accept from Seller all of the Shares. By conveying the Shares, Seller intends to convey indirectly all of the right, title and interest of Riverside LLC in and to:

1.1.1    That certain parcel of land more fully described in Exhibit A attached hereto (the “Land”) and all tenements, hereditaments and privileges appurtenant thereto, including, but not limited to, any estate, right, title, interest, property, claim and demand in and to all streets, alleys, rights-of-way, sidewalks, strips, gores, easements and utility lines or agreements and air rights, development rights, water or mineral rights in connection with the Land (collectively, the “Appurtenances”);

1.1.2    All buildings, structures, improvements and fixtures erected or located on the Land (the “Improvements”) and all plans, specifications and architectural and other drawings, including but not limited to CAD drawings (the “Plans”) related to the Improvements to the extent in the possession or control of Seller as of the date of this Agreement;

1.1.3    The Leases to which Riverside LLC is a party;

1.1.4    All licenses, permits, certificates and approvals issued by any public or private authority for the construction, use, occupancy and operation of the Land, Appurtenances, and Improvements in each case, only to the extent the same may be transferred (collectively, the “Permits”);

1.1.5    All intangible assets related to the Land, Appurtenances, Improvements and Personal Property, if any, including, without limitation, any and all contract rights, (including any surviving rights under the purchase agreement and any related agreement through which Riverside LLC acquired the property) warranties and guaranties, marketing materials, logos, and the non-exclusive right to all trade names relating to the Land, Improvements and Personal Property, including, without limitation, the trade names, if any, set forth on Schedule 1.1.5, in each case, only to the extent the same may be transferred; provided, however, that any service marks, trademarks or other intellectual property rights relating to the foregoing and containing references to “Beacon Capital,” “BCSP” or any derivation thereof are specifically excluded (collectively the “Intangible Property”);

1.1.6    All personal property listed in Schedule 1.1.6 attached hereto and all additional personal property owned by Riverside LLC and used or to be used in connection with Land and the Improvements (collectively, the “Personal Property”);

1.1.7    To the extent necessary to conduct the Trust and Riverside LLC (collectively, the “Transferred Companies”) and their respective businesses, all non-privileged documentation of Seller, not considered proprietary (e.g. appraisals, internal valuations, and leasing and other operational strategies), related to the Transferred Companies and the Property, including but not limited to minute books, Trust Organizational Documents, books of account, financial and accounting records, files and other data and documentation, except to the extent required by applicable law to be retained by Seller (and in such case copies are to be made available to Purchaser) and exclusive of any documentation relating to the evaluation of the disposition of the Shares or the Property  (the “Transferred Documentation”); and

1.1.8    All Operating Agreements not terminated in accordance with the provisions of Section 4.2.4 (the “Transferred Contracts”).

The items set forth in Section 1.1.1 through Section 1.1.8 above are, collectively, the “Property.”

1.2          Purchase Price. Purchaser agrees to pay Seller for the Shares the aggregate sum of TWO HUNDRED SEVENTY SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($277,500,000.00) (the “Purchase Price”), subject to the adjustments and pro rations set forth herein. In the event that the net effect of the adjustments and prorations requires Seller to make a payment to Purchaser, such payment shall be treated as a reduction in the Purchase Price paid for the Shares. In the event that the net effect of the adjustments and prorations requires Purchaser to make a payment to Seller, such payment shall be treated as an increase in the Purchase Price paid for the Shares.

1.3          Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing (hereinafter defined) in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.4          Deposit Concurrently with Purchaser’s execution and delivery of this Agreement, Purchaser has deposited with LandAmerica National Commercial Services (the “Escrow Agent”), having its office at 10 S LaSalle Street, Suite 2500, Chicago, IL  60603 Attention: Tom Seifert, telephone: (312) 553-6920, email: tseifert@landam.com:  (i) a letter of credit, in form and substance, and issued by a financial institution reasonably acceptable to Seller and payable to the Escrow Agent (an “Acceptable Letter of Credit”) or (ii) immediately available funds, in each case, in the amount of Ten Million Dollars ($10,000,000.00) (the “Earnest Money”). The Escrow Agent shall hold an Acceptable Letter of Credit or the Earnest Money and all interest earned thereon (collectively, the “Deposit”) in accordance with the terms and conditions of this Agreement and an escrow agreement substantially in the form of Exhibit 1.4 attached hereto (the “Escrow Agreement”) entered into simultaneously with the execution of this Agreement. Any interest earned on the Earnest Money shall be reported as income of the Purchaser.

1.5          Existing Indebtedness. As more fully set forth on Schedule 5.2.8, the Property is subject to certain existing indebtedness, which is secured by, inter alia, a first mortgage or deed of trust on the Property (the “Existing Indebtedness”). Purchaser, at its election, such election to be delivered in writing to Seller no later than that date which is five (5) Business Days after the Effective Date, shall have the right to seek the consent of the holder of the Existing Indebtedness to the transaction contemplated by this Agreement without causing an acceleration of the Existing Indebtedness (the “Consent”). Seller and Purchaser shall cooperate in good faith and shall use reasonable efforts to assist in obtaining the Consent; provided, however, that Seller shall not be required to incur any out-of-pocket costs or expenses in connection therewith.  If Purchaser elects not to obtain or is unable to obtain the Consent on or before April 21, 2006, pursuant to documentation reasonably acceptable to Purchaser and Seller, including, without limitation, estoppel provisions reasonably acceptable to Purchaser and releases of existing guaranties and indemnities from Seller and its affiliates in form reasonably acceptable to Seller (the “Loan Documents”), then, if the Closing occurs, Seller shall cause the Trust to pay at Closing the then outstanding principal balance and all other sums due and payable in connection with the Existing Indebtedness, including, without limitation, any prepayment penalty that may be due thereunder. If Purchaser elects to obtain and does obtain the Consent, at Closing, Purchaser shall be entitled to deduct from the Purchase Price otherwise payable hereunder, the then-outstanding principal balance and other sums due and payable in connection with the Existing Indebtedness, including any transfer fees, assumption fees, and points on additional loan proceeds, not to exceed the amount Seller would otherwise be obligated to pay as a prepayment premium were Purchaser to elect to not seek the Consent, but excluding any other costs, fees or expenses of the holders of the Existing Indebtedness, their counsel or third party consultants incurred or payable in connection with Purchaser’s attempt to obtain the Consent the Existing Indebtedness.

2.     TITLE AND SURVEY

2.1          Title Examination; Commitment for Title Insurance. Prior to the date of this Agreement, Purchaser has obtained from the Escrow Agent or an affiliate thereof (in such capacity, the “Title Company”), an ALTA title insurance commitment dated March 7, 2006 (the “Title Commitment”) covering the Property and a copy of each document referenced in the Title Commitment as an exception to title to the Property. Prior to the date of this Agreement, the Seller has provided Purchaser a copy of Riverside LLC’s existing title insurance policy.

2.2          Survey. Prior to the date of this Agreement, Seller has delivered to Purchaser a copy of Riverside LLC’s existing survey. Prior to the date of this Agreement, Purchaser has ordered from a surveyor or surveying firm, licensed by the State of Illinois, an ALTA survey of the Property (the “Survey”) reflecting the total area of the Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and other matters of record with respect thereto. Purchaser shall cause the surveyor to deliver a copy of the Survey, and any revisions thereto, to Seller and the Title Company simultaneously with the delivery to Purchaser, which Survey shall be certified to Seller, Purchaser and the Title Company.

2.3          Pre-Closing “Gap” Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or objections to survey matters first arising between the effective date of Purchaser’s Title Commitment referred to above and the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller and the Trust shall have the right, but not the obligation, to cure such objections, provided that Seller or the Trust shall be obligated to satisfy or discharge any Seller Encumbrance, except to the extent Purchaser has obtained the Consent regarding the Existing Indebtedness. Within ten (10) days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller or the Trust elects to attempt to cure such objections. If Seller or the Trust elects to attempt to cure an item contained in a notice of objection from Purchaser or is obligated to cure a Seller Encumbrance, Seller or the Trust shall have until the date of Closing to attempt to remove, satisfy or cure the same, and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed fifteen (15) Business Days after the date for Closing set forth in Section 4.1 hereof; provided, however, that Seller shall give not less than five (5) Business Days prior written notice to Purchaser that Seller elects to extend date of Closing in accordance with the terms of this sentence. If Seller or the Trust elects to attempt to cure an item contained in a notice of objection from Purchaser, then Seller or the Trust, as the case may be, shall use reasonable efforts to cure such item. If Seller and the Trust elect not to cure any objections specified in Purchaser’s notice (other than with respect to a Seller Encumbrance), or if Seller and the Trust are unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned) (other than with respect to a Seller Encumbrance), Purchaser shall have the following options:  (i) to acquire the Shares, in which case Purchaser agrees that the Property shall be subject to any matter objected to by Purchaser which Seller is unwilling or unable to cure, without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

For the purposes of this Agreement, a “Seller Encumbrance” shall mean:  (i) a mortgage or deed of trust granted or voluntarily assumed by Riverside LLC (other than the Existing Indebtedness if Purchaser elects to assume and does assume the Existing Indebtedness at Closing) or (ii) a judgment lien or a mechanics or suppliers lien on the Property as a result of a judgment against or for work performed for or material supplied to Seller, the Trust, Illinois Manager, Property Manager or Riverside LLC prior to Closing, and not through any action or inaction of Purchaser or any tenant of the Property or any other person or entity. For the purposes of this Agreement, Seller and the Trust shall be deemed to have cured a Seller Encumbrance by causing the Title Company to insure over the underlying lien or by bonding over the lien in accordance with legal requirements in effect in the jurisdiction where the Property is located in a manner to be approved by  Purchaser, such approval not to be unreasonably withheld, sufficient to allow the Title Company to issue the Title Policy required under Section 4.5 below.

3.     DUE DILIGENCE

3.1          Purchaser Finalized Review.

Except as expressly set forth in this Agreement, Purchaser has finalized its due diligence review of the Property and any matters relating thereto which Purchaser deems advisable, including, without limitation, any engineering, environmental, title, survey, financial, operational and legal compliance matters relating to the Property (the “Due Diligence”).

3.2          No Termination Right for Due Diligence.

Except as expressly set forth in this Agreement, Purchaser shall not have the right to terminate this Agreement and obtain a refund of the Earnest Money as the result of its dissatisfaction with any aspect of the Due Diligence. The Purchase Price reflects the results of the Due Diligence.

3.3          Indemnity for Access.

During the period beginning upon March 14, 2006 and ending at 5:00 p.m. on the date of this Agreement, Purchaser and its employees, agents and independent contractors had the right of reasonable access to enter the Property at no charge for the purpose of making non-invasive tests, surveys and obtaining other data. Purchaser agrees to restore any portion of the Property disturbed pursuant to the rights granted in this Section to its prior condition. Purchaser shall defend, indemnify and hold Seller and the Trust harmless from any claims, including costs and reasonable attorneys’ fees, resulting from the acts of Purchaser, its employees, agents or independent contractors during or resulting from such entry and shall provide Seller and the Trust with evidence of personal injury and property damage insurance in such form as may be reasonably acceptable to Seller. The provisions of this Section 3.3 shall survive any termination of this Agreement.

4.     CLOSING

4.1          Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held at the offices of the Escrow Agent or such other location as the parties shall mutually agree, on or before 2:00 p.m. Dallas, Texas time, on the first Business Day that is thirty (30) days after the date of this Agreement, as the same may be extended pursuant to the terms of this Agreement (the “Closing Date”). Any wires of the Purchase Price shall be initiated by Purchaser no later than 10:00 a.m. Dallas, Texas time on the Closing Date. At Closing, (a) Seller and Purchaser shall perform the obligations set forth in Section 4.2 and Section 4.3 hereof, respectively, the performance of which obligations shall be concurrent conditions, and (b) the Purchase Price, as adjusted in accordance with the terms of this Agreement, shall be paid to Seller through the Escrow Agent. Nothing in this Section 4.1 shall preclude a closing through the customary closing escrow procedures approved by Seller and Purchaser. Purchaser shall have the right to extend the Closing Date once for up to an additional thirty (30) days upon delivery of a written notice to Seller on or before three (3) Business Days prior to the Closing Date (the “Extension Notice”). An additional deposit in the amount of Ten Million Dollars ($10,000,000) (the “Second Additional Deposit”) shall be delivered to the Escrow Agent within one (1) Business Day of the date of Purchaser’s Extension Notice if Purchaser elects to extend Closing as provided herein, by federal wire transfer of immediately available funds, to be held in escrow by Escrow Agent pursuant to the terms of the Escrow Agreement. Once deposited with the Escrow Agent, the Second Additional Deposit shall be deemed part of the Earnest Money, for an aggregate Deposit of Twenty Million Dollars ($20,000,000.00). Seller and Purchaser hereby acknowledge that Seller shall have no obligation to obtain updated Estoppels resulting from the extension of the Closing Date pursuant to this Section 4.1.

4.2        Seller’s Obligations at Closing. At Closing, Seller shall:

4.2.1    Transfer of Shares. Transfer the Shares to Purchaser by delivering to Purchaser evidence reasonably satisfactory to Purchaser of the transfer to Purchaser of ownership of such

Shares on the books and records of the Trust, together with an assignment of shares (the “Transfer Document”) substantially in the form of Exhibit 4.2.1 attached hereto.

4.2.2    Redemption of Preferred Shares. Cause the redemption of all shares in the Trust held by the preferred shareholders of the Trust in accordance with Section 5.6.8.

4.2.3    Resignations of Trustees and Officers. Deliver to Purchaser written resignations of all of the trustees and officers of the Trust and Riverside LLC, such resignations to be in form and substance acceptable to Purchaser in its sole discretion.

4.2.4    Termination of Operating Agreements and Management Agreements. Deliver, or cause to be delivered, to Purchaser evidence satisfactory to Purchaser of the termination of the Operating Agreements for which Purchaser has delivered notice to Seller, not less than five (5) days prior to Closing and in any event not prior to the date of this Agreement electing to terminate such specified Operating Agreements; provided, such Operating Agreements can be terminated prior to Closing without penalty or premium. If any such Operating Agreement cannot be terminated without penalty or premium prior to Closing, then such Operating Agreement shall continue in full force and effect following Closing as an obligation of Riverside LLC. In addition, Seller shall cause the Trust to terminate, at Closing, any property management and leasing agreements affecting the Property. Notwithstanding the foregoing, any Operating Agreement with an affiliate of Seller shall be terminated effective as of Closing unless otherwise elected by Purchaser.

4.2.5    Bringdown Certificate. Deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer or agent thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, or shall Purchaser have the right to terminate this Agreement on account of, any representation or warranty no longer being true as a result of any change that occurs between the Effective Date and the date of Closing that is beyond the reasonable control of Seller to prevent and does not result from a breach by Seller of its covenants under this Agreement, excepting therefrom the representations set forth in Sections 5.1 (excepting therefrom Section 5.1.4), 5.2.1, 5.2.2, 5.2.3, 5.2.6 (excepting therefrom Section 5.2.6(iii) and 5.2.6(iv)), 5.2.7, 5.2.8, 5.2.9 and 5.2.10. If despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate and the conditions set forth in Section 4.6.2 hereof shall be deemed satisfied.

4.2.6    Evidence of Authority. Deliver to Purchaser copies of the authorizing resolutions of Seller with respect to the transactions contemplated by this Agreement, which resolutions shall be acceptable to Purchaser.

4.2.7    FIRPTA. Deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a foreign person for purposes of Sections 897 or 1445 of the Code;

4.2.8    Delivery of Records. Deliver to Purchaser the Leases, Operating Agreements which will not be terminated as provided in this Agreement, Plans and Permits, if any, in the possession of Seller, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, provided that the leasing and property files shall remain at the Property and be deemed delivered at Closing. In addition, Seller shall deliver copies of the Trust Organizational Documents to Purchaser, either at the Closing, or at such other location as is reasonably acceptable to Purchaser and Seller.

4.2.9    Closing Statement. Execute and deliver a counterpart original of the Closing Statement;

4.2.10  Loan Documents. Execute and deliver counterpart originals of the Loan Documents, to the extent applicable and such other documents as may be reasonably required in connection with the transfer of the Existing Indebtedness or a new loan;

4.2.11  Dissolution of Illinois Manager and Property Manager. Seller shall execute, deliver and file, as necessary, any and all documents necessary to evidence the dissolution of Illinois Manager and Property Manager, such dissolution , in each case, occurring at or before the Closing;

4.2.12  Resignation of Property Manager and Illinois Manager. Execute, deliver and file, as necessary, any and all documents necessary to evidence the resignation of Illinois Manager as manager of Riverside LLC;

4.2.13  Title Matters. Deliver to the Title Company: (a) a certificate that Schedule B, Special Exceptions, Items 7 and 8 as set forth in the Title Commitment are not related to any past or present tenant of the Property; and (2) to the extent Illinois law provides for statutory liens by property managers for services in connection with off-record contracts, lien waivers from any property manager acting on behalf of Riverside LLC; and

4.2.14  Other. Deliver such additional documents as shall be reasonably required to consummate the transaction as expressly contemplated by this Agreement; including, without limitation and to the extent assignable, all indemnities, if any, for the benefit of Riverside LLC, including, but not limited to, those contained in any document related to the Purchase of the Property by Riverside LLC and such reasonable evidence that any indirect or direct right, title or interest of Riverside LLC in any security deposits and other items for which Seller have received a credit are the indirect property of Purchaser from and after Closing pursuant to its purchase of the Shares. In addition, Seller shall cause Riverside LLC to deliver a customary owner’s affidavits as to parties in possession and mechanics’ and suppliers’ liens reasonably requested by the Title Company.

4.3          Purchaser’s Obligations at Closing. At Closing (or as otherwise noted in this Section 4.3), Purchaser shall:

4.3.1    Delivery of Purchase Price. Pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided and less any cash portion of the Deposit that will be applied towards the Purchase Price at Closing, in immediately available wire transferred funds pursuant to Section 1.3 hereof;

4.3.2    Countersigned Documents. Join Seller in execution of the instruments described in Sections 4.2, 4.2.10 (if applicable because the Purchaser is assuming the Loan), and 4.2.12 to the extent applicable;

4.3.3    Evidence of Authority. Deliver to Seller copies of the authorizing resolutions of Purchaser with respect to the transactions contemplated by this Agreement, which resolutions shall be reasonably acceptable to Seller;

4.3.4    Tenant Notification Letters. Deliver signed statements acknowledging to each Tenant at the Property, Purchaser’s receipt and responsibility for each tenant’s security deposit at Closing, if any, all in compliance with and pursuant to the applicable provisions of applicable law, and notifying such tenant of revised instructions for payment of its rent. The provisions of this paragraph shall survive Closing;

4.3.5    100 Shareholders or Evidence of Dissolution. No later than three (3) Business Days prior to Closing, Purchaser shall deliver to Seller a written notice of its intent to either dissolve the Trust immediately after Closing or maintain the classification and treatment of the Trust as a REIT following Closing. If the Purchaser intends to dissolve the Trust within seven (7) days after Closing, Purchaser shall deliver to Seller within seven (7) days following the Closing evidence confirming that Purchaser has dissolved the Trust. If the Purchaser intends to maintain the classification and treatment of the Trust as a REIT, Purchaser shall deliver evidence at Closing confirming that Purchaser shall admit 100 shareholders into the Trust at Closing or within periods allowed by law in order to maintain the classification and treatment of the Trust as a REIT for the Trust’s taxable year that includes the Closing. Not later than 3 days prior to Closing Purchaser shall deliver evidence to Seller confirming that Purchaser’s ownership of the REIT will not cause the REIT to be “closely held” within the meaning of Code Section 856(a)(5). The provisions of this paragraph shall survive Closing; and

4.3.6    Other. Deliver such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.

4.4        Credits and Prorations.

4.4.1    The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i)            rents and other income from the Property, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases whether or not designated as rent);

(ii)           taxes (including personal property taxes on the Personal Property) and assessments levied against the Property, provided, however, that if any assessments are paid in installments, then only the installments for the period that includes the Closing Dates shall be prorated, and installments for any period after the Closing shall be the obligation of Purchaser pursuant to its indirect ownership of Riverside LLC;

(iii)         payments under the Operating Agreements;

(iv)          gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing and the most recent bills for such utility charges; and

(v)           any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller of office buildings in the area in which the Property is located.

4.4.2    Notwithstanding anything contained in the foregoing Section 4.4.1 hereof:

(i)            (A) security deposits under any Leases held by Riverside LLC (not applied against delinquent rents or otherwise as provided in the Leases) shall not be prorated at Closing and remain in the possession and control of Riverside LLC after Closing or shall be delivered to Purchaser, and (B) Purchaser shall credit to the account of Seller at Closing all refundable cash or other deposits posted with utility companies serving the Property.

(ii)           Any property taxes and assessments paid at or prior to Closing shall be prorated as follows: (i) property taxes and assessments on the Property assessed for the 2005 calendar year, all of which are payable in the 2006 calendar year, shall be prorated as of Closing based upon the amounts actually paid or payable by Riverside LLC in 2006; and (ii) property taxes and assessments on the Property assessed for the 2006 calendar year, all of which are payable in the 2007 calendar year, will be the responsibility of Purchaser and such taxes and assessments shall not be prorated at Closing. Seller shall not be responsible for any increase in the assessed value of the Property after Closing, such increased valuation and resulting increase in the taxes actually due being the sole responsibility of Purchaser. Any income tax refunds that are received by the Trust or Riverside LLC, and any amounts credited against income tax to which the Trust, or Riverside LLC become entitled, that relate to income tax periods or portions thereof ending on or before the date of the Closing shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

(iii)         Charges referred to in this Section 4.4 which are payable by any Tenant to a third party, if any, shall not be apportioned hereunder, and Purchaser shall accept the Shares notwithstanding that the Trust or its subsidiaries have liability for any such unpaid charges and Purchaser and its subsidiaries shall look solely to the Tenant responsible therefore for the payment of the same. If Seller or the Trust or its subsidiaries shall have paid any of such charges on behalf of any Tenant, and shall not have been reimbursed therefore by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller. Seller shall retain all amounts received prior to Closing from any Tenant with respect to property taxes and assessments, but Seller shall credit to Purchaser at Closing an amount equal to any such payments which are attributable to the period from and after Closing consistent with the method set forth in Section 4.4.2(ii).

(iv)          Seller shall receive the entire advantage of any discounts for the prepayment of any taxes, water rates or sewer rents.

(v)           As to gas, electricity and other utility charges referred to in Section 4.4.1(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(vi)          The Personal Property is included in this sale, without further charge. Seller shall pay any and all sales or similar taxes payable in connection with the Personal Property and Seller shall execute and deliver any tax returns required of it in connection therewith, said obligations of Seller to survive Closing.

(vii)         Unpaid and delinquent rent as of the Closing shall not be prorated, but if and when collected by Seller or Purchaser (or Riverside LLC) after Closing shall be delivered as follows:  (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser or the Trust or its subsidiaries collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller or the Trust or its subsidiaries is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that (y) all rent received by any party within the first thirty (30) day period after the date of Closing shall be applied first to delinquent rents owed with respect to pre-Closing periods, then to rents due in the month of Closing, and then to delinquent rents owed with respect to post-Closing periods, and (z) all rent received by any party after the first thirty (30) day period after the date of Closing shall be applied first to current rentals, then to delinquent rents owed with respect to post-Closing periods and then to delinquent rents owed with respect to pre-Closing periods, in inverse order of maturity. Purchaser will use commercially reasonable efforts after Closing to collect (or cause to be collected) all rents as promptly as practicable in the usual course of the operation of the Property, provided that Purchaser shall have no obligation to file suit or expend any material sums to collect any delinquent rents owed with respect pre-Closing Periods. Purchaser (or Riverside LLC) shall hold all landlord’s liens, if any, in their entirety to enforce the payment of any delinquent rentals and Seller shall be deemed to have transferred all of its right title and interest in such landlord’s liens, if any.

(viii)       At Seller’s option:  (x) all cash in bank accounts or on hand owned by either the Trust, Property Manager or Riverside LLC; (y) all insurance refunds relating to insurance concerning the Property (which insurance shall not be continued by Seller beyond Closing, except as provided in Article 8 hereof) and (z) all other prepaid items which are capable of being refunded (whether prior to, upon or after Closing) on cancellation of an Operating Agreement shall be either:  (a) distributed to Seller immediately prior to the Closing and shall be excluded from the sale contemplated by this Agreement or (b) credited to Seller at Closing, except as provided above with respect to any tenant security  made by a tenant under the Leases.

(ix)          An amount equal to (i) certain obligations of Riverside LLC to pay for tenant improvements in connection with the Leases, and (ii) certain leasing commissions in connection with the Leases, as more particularly set forth on Schedule 4.4.2(ix) attached hereto, shall be credited to Purchaser at Closing. Purchaser may escrow such funds for the purposes of paying for the obligations under the Leases, including using such funds to apply against rent as specified in the Leases. Seller and Purchaser agree to update Schedule 4.4.2(ix) at Closing.

(x)           An amount equal to $5,555,457 shall be credited to Purchaser in lieu of Seller entering into a Master Lease with respect to the Property.

(xi)          An amount equal to the free rent under the Leases, as more particularly set forth on Schedule 4.4.2(xi), shall be credited to Purchaser at Closing. Such amount shall be adjusted depending upon the Closing Date in the manner set forth on Schedule 4.4.2(xi).

4.4.3    Seller shall use reasonable efforts to provide Purchaser an initial draft of the Closing Statement at least five (5) Business Days prior to Closing, which, once agreed to, shall be the “Closing Statement.”

4.4.4    The provisions of this Section 4.4 shall survive Closing.

4.5          Closing Costs and Post Closing Adjustments.

4.5.1    Closing Costs. Seller shall pay for the cost of preparing the Transfer Document, for all matters relating to the clearing of title which Seller elects or is required to cure, the fees and costs associated with the assignment of all transferable warranties, one-half of any Escrow Agent’s fee which may be charged by the Escrow Agent or Title Company and the fees of any counsel representing it in connection with this transaction. Seller shall pay all title examination fees of Title Company and for the cost of the premium for the standard coverage portion of the coverage owner’s policy of title insurance to be issued to Purchaser by the Title Company at Closing (the “Title Policy”), without endorsements and the costs of the Survey. Purchaser shall pay (u) the fees of any counsel representing Purchaser in connection with this transaction; (v) the premium for any endorsements requested by Purchaser to the Title Policy; (w) one-half of any Escrow Agent’s fee; and (x) the costs of the Survey. In connection with the transfer of the Shares, Purchaser shall be responsible for paying City of Chicago transfer taxes, if any, and Seller shall be responsible for paying county and state transfer taxes, if any. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring the same. The provisions of this Section 4.5 shall survive Closing.

4.5.2    Post Closing Adjustments. Seller has completed its reconciliation for charges paid in calendar year 2005 for percentage rents, escalation charges for real estate taxes, insurance, parking charges, marketing fund charges, operating expenses, maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature (“Additional Rents”) charged to Tenants under the Leases. Seller agrees to directly reimburse the applicable tenant  (as opposed to credit future rent) for the amounts of Additional Rent calculated by Seller as being due to such tenant for the calendar year 2005. With respect to any Additional Rent (including Additional Rent collected by Landlord for the period from January 1, 2006 through Closing) which is not finally adjusted between the landlord and any tenant under any Lease until after the Closing Date, then Purchaser shall submit to Seller, within thirty (30) days after the Additional Rents have been finally adjusted between landlord and the tenants, a supplemental statement covering any such Additional Rents or any other items which have been finally adjusted between the landlord and such tenants, containing a calculation of the adjustments of such Additional Rents. In the event Seller or the landlord is obligated to reimburse a tenant for Additional Rent for calendar year 2005 in an amount in excess of the amount paid by Seller as described above or with respect to Additional Rent paid during the period from January 1, 2006 through Closing, then Seller shall reimburse Purchaser for such amount within thirty (30) days after receipt of the supplemental statement. If Purchaser or the landlord recovers any Additional Rent from any tenant attributable to calendar year 2005 or the period from January 1, 2006 through Closing, then Purchaser shall pay such amount to Seller within thirty (30) days of collecting such payments. With respect to each item of Additional Rent, each party will shall make available to the other party during regular business hours the records relating to such items for inspection or audit by such party or its representatives.

4.6          Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions. If the following conditions are not satisfied on or before the date of Closing, subject to any extension right contained herein, then Purchaser may either:  (i) elect to terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser and parties hereto shall have no further obligations hereunder, except for those which by their terms survive the termination of this Agreement, (ii) pursue its remedies provided for in Article 7 hereof or (iii) waive any of the following conditions without adjustment to the Purchase Price:

4.6.1    Purchaser shall have received the opinion of Goodwin Procter LLP dated as of the Closing Date, together with copies of any supporting representation letters delivered in connection with such opinion in a form reasonably satisfactory to Purchaser and Seller, regarding the Trust’s organization and operation in conformity with the requirements for qualification and taxation as a real estate investment trust pursuant to Section 856-857 of the Code (“REIT”) at all times beginning on the date of the Trust’s formation through December 31, 2005 and for the period from January 1, 2006 until the Closing. Such opinion shall be substantially in the form attached hereto as Exhibit 4.6.1, which such opinion shall be based on customary assumptions and representations (including an assumption that for purposes of the opinion the Trust’s taxable year ended at the Closing, and an assumption that the Trust satisfied the distribution requirement described in Code Section 857(a)(1) for the hypothetical short taxable year beginning January 1, 2006 and ending at the Closing), and shall be subject to such changes or modifications from the language in such form opinion as deemed necessary or appropriate by Goodwin Procter LLP and reasonably satisfactory to Purchaser;

4.6.2    Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

4.6.3    Subject to Section 4.2.5, all of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing, provided that in the event Seller is unable to state that the representations and warranties of Seller are true and correct in all material respects as of the date of Closing, Seller shall have the right to cure the condition preventing Seller from making such statement, and the Closing Date shall be extended for a period of up to fifteen (15) days to allow Seller to cure such condition;

4.6.4    Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

4.6.5    Purchaser’s receipt at least three (3) days prior to the Closing (the “Estoppel Return Date”) of estoppel certificates substantially in the form of Exhibit 4.6.5, with such additional information or modifications reasonably approved by Purchaser, or in such form as required to conform to any specific requirements in the applicable Lease (i) from (a) each tenant leasing 30,000 or more rentable square feet of floor area in the Improvements (a “Major Tenant”) and (b) tenants under Leases representing seventy-five percent (75%) of the rentable square feet of floor area in the aggregate, including Major Tenants but excluding rentable square feet of floor area not currently subject to any Lease, (ii) which confirm the documents constituting the Lease of each such tenant, and (iii) which do not (x) allege the existence of any default by Seller or any unperformed obligation by Seller, (y) recite any material fact which contradicts the Lease Schedule, or (z) disclose the existence of any delinquent fixed rent, additional rent or other material charges payable by the relevant tenant, in each case which is not disclosed in the Lease Schedule.

(i)            Promptly following the date of this Agreement, Seller shall request estoppel certificates from all tenants of the Improvements in the form attached hereto as Exhibit 4.6.5 or in the form specified in the applicable Lease and Seller shall use commercially reasonable efforts to obtain estoppel certificates from all such tenants.

(ii)           If Purchaser receives any tenant estoppel certificate, it shall promptly provide a copy thereof to Seller, and if Seller obtains any tenant estoppel certificate, it shall promptly provide a copy thereof to Purchaser. Any tenant estoppel certificates which do not comply with the provisions set forth in the first sentence of this Section 4.6.5 shall be subject to Purchaser’s approval in its reasonable discretion. Unless Purchaser objects to any such estoppel certificate and terminates this Agreement as a result thereof within five (5) Business Days of receipt of such estoppel certificate, Purchaser shall be deemed to have approved such estoppel certificate and shall purchase the Property subject to all matters set forth in such estoppel certificate. If Purchaser has not received acceptable tenant estoppel certificates from tenants representing 75% of the rentable square footage, excluding rentable square footage not then subject to any Lease, by the Estoppel Return Date, then Seller may provide estoppel certificates executed by Seller meeting the requirements of the first sentence of this Section 4.6 for tenants leasing up to 10% of the rentable square footage other than Major Tenants, and such Seller estoppel certificates shall be deemed to be acceptable. If Purchaser has not received acceptable (or deemed acceptable) tenant estoppel certificates as provided herein on or before the Closing Date, then Purchaser at its sole option may (i) waive the tenant estoppel condition and proceed to closing, (ii) extend the Closing Date for a period of up to fourteen (14) days to allow the Seller more time to obtain additional estoppel certificates, or (iii) terminate this Agreement by giving written notice thereof to Seller, with a copy to Escrow Agent, by 5:00 P.M. on the Closing Date, whereupon this Agreement shall automatically terminate and the Deposit shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other under this Agreement except as otherwise provided herein. If Purchaser elects to extend the Closing Date pursuant to clause (ii) of the preceding sentence and Purchaser still has not received acceptable (or deemed acceptable) tenant estoppel certificates as provided herein on or before the expiration of the fourteen (14) day extension period, then Purchaser may elect one of the options set forth in clauses (i) and (iii) of the preceding sentence.

4.6.6    Purchaser’s receipt, by the Estoppel Return Date, of an estoppel letter substantially in the form of Exhibit 4.6.6 from Chicago Union Station Company, CUSCO and National Railroad Passenger Company (collectively the “Station Real Estate Owner”) regarding the status of and compliance with that certain 2001 Easement and Operating Agreement and related easements (the “Air Rights Agreement”) between the Station Real Estate Owner and Riverside LLC. Within three (3) Business Days of the Effective Date, Seller shall promptly thereafter submit such estoppel letter to the Station Real Estate Owner and thereafter use commercially reasonable efforts to obtain an executed estoppel letter from the Station Real Estate Owner by the Estoppel Return Date.

4.7          Conditions Precedent to Obligation of Seller.

The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions. If the following conditions are not satisfied on or before the date of Closing, subject to any extension right contained herein, then Seller may either:  (i) elect to terminate this Agreement by written notice to Purchaser, in which event the Deposit shall be returned to Purchaser and parties hereto shall have no further obligations hereunder, except for those which by their terms survive the termination of this Agreement, (ii) pursue its remedies provided for in Article 7 hereof or (iii) waive any of the following conditions without adjustment to the Purchase Price:

4.7.1    Seller shall have received the Purchase Price as adjusted, pursuant to, and payable in the manner provided for, in this Agreement.

4.7.2    Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.3 hereof.

4.7.3    All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

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                4.7.4       Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

                4.8          Efforts to Satisfy Conditions. Each of Seller and Purchaser shall use all reasonable efforts to satisfy any conditions precedent to Closing set forth in this Agreement and within their reasonable control.

5.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

5.1          Representations and Warranties of Seller concerning Seller. Seller represents and warrants to Purchaser as to itself that the statements contained in this Section 5.1 are correct and complete as of the Effective Date and will be correct and complete as of the date of Closing:

                                5.1.1       Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware.

                                5.1.2       Authority. Seller has all requisite authority and power to execute and deliver this Agreement, to sell the Shares in accordance with and subject to the terms and conditions of this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized or will be prior to Closing duly and validly authorized by all requisite action by Seller, subject to the provisions of Section 11.6 hereof. This Agreement has been duly and validly executed and delivered by Seller, and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes the valid and binding agreement of Seller, subject to the provisions of Section 11.6 hereof.

                                5.1.3       Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject, nor will it conflict with any of the organizational documents of Seller or breach any agreement to which Seller is bound or result in the creation or imposition of any Lien upon or the with respect to any of the assets of the Trust or Riverside LLC. Any consents, authorizations or notices from or to any third party that are required for Seller to execute and deliver and this Agreement and to consummate the transactions contemplated under this Agreement have been received.

                                5.1.4       No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against Seller, which, if adversely determined, could individually or in the aggregate which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

                                5.1.5       Ownership of Shares. Seller holds the legal and beneficial ownership of the Shares, free and clear of any restrictions on transfer (other than restrictions under federal and state securities laws), taxes, security interests, options, warrants, purchase rights, liens, claims, encumbrances or contracts. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to voting of any capital stock of the Trust that will survive Closing.

                                5.1.6       FIRPTA. Seller is not a foreign person for purposes of Sections 897 or 1445 of the Code. Purchaser will have no federal income tax withholding obligation, and hereby agrees that it shall not make any federal income tax withholdings, with respect to the payment of the Purchase Price to Seller.

                                5.1.7       Terrorist Organizations Lists. Seller is not acting, directly or indirectly, for or on behalf of any person or entity named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person or entity.

                                5.1.8       No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws has been filed or commenced or is pending or contemplated against Seller.

5.2          Representations and Warranties of Seller concerning the Trust, Property Manager, Illinois Manager and Riverside LLC. Seller represents and warrants to Purchaser that the statements contained in this Section 5.2 are correct and complete as of the Effective Date and will be correct and complete as of the date of Closing:

                5.2.1       Organization and Authority.

(i)            The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to carry on its business as now being and heretofore conducted.

(ii)           Riverside LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now being and heretofore conducted. Riverside LLC is qualified to do business in the State of Illinois.

(iii)         Property Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now being and heretofore conducted. Property Manager is qualified to do business in the State of Illinois.

(iv)          Illinois Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now being and heretofore conducted. Illinois Manager is qualified to do business in the State of Illinois.

                                5.2.2       Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Trust, Property Manager, Illinois Manager or Riverside LLC is subject, nor will it conflict with any of the organizational documents of the Transferred Companies or breach any agreement to which either of the Transferred Companies is bound or result in the creation or imposition of any Lien upon or the with respect to any of the assets of the Trust or Riverside LLC. Any consents, authorizations or notices from or to any third party that are required in order to consummate the transactions contemplated under this Agreement have been received.

                                5.2.3       Capitalization and Ownership.

(i)            The authorized capital stock of the Trust consists of 2,000 shares, $.01 par value of which 1,000 are classified as common shares and 1,000 are classified as preferred shares. Of the 1,000 preferred shares of the Trust, 800 are classified as Series A Preferred Shares. As of the Closing Date, and following the redemption of the Series A Preferred Shares of the Non-Voting Shareholders pursuant to Section 5.6.8, the Shares will represent all of the issued and outstanding capital stock of the Trust. The Shares have been duly authorized and validly issued and are fully paid. Since the organization of the Trust, Seller and the Non-Voting Shareholders (hereinafter defined) have been and currently are the only shareholders of the Trust.

(ii)           The Trust is the sole member of Riverside LLC.

(iii)         The Trust is the sole member of Property Manager.

(iv)          There are no outstanding or authorized options, warrants, purchase rights, subscription rights or other commitments that could require the Trust, Property Manager, Illinois Manager or Riverside LLC to issue, sell or otherwise cause to become outstanding any additional capital stock of the Trust or membership interests in Property Manager or Riverside LLC that will be effective at Closing.

(v)           Except as provided in clauses (ii) and (iii) of this Section 5.2.3, neither the Trust nor Riverside LLC own or have any contract to acquire any equity interests or other securities of any entity or any direct or indirect equity or ownership interest in any other business.

                                5.2.4       Financial Statements. Seller has previously delivered to Purchaser unaudited financial statements consisting of the balance sheets and operating statements for the Trust and Riverside LLC for the year ending December 31, 2005 (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Trust and Riverside LLC. The Financial Statements have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial condition of the Trust and Riverside LLC as of the dates set forth therein. Neither the Trust nor Riverside LLC have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise but excluding therefrom liabilities or obligations based upon or arising out of: (i) environmental matters (other than claims for bodily injury or personal injury but not property damage), including, without limitation, any obligation to remediate any Hazardous Substances; (ii) the physical condition of the Property, including, without limitation, patent and latent defects, title and zoning matters, governmental approvals, valuation, and compliance of the Property with laws, other than claims for bodily injury or personal injury or property damage; (iii) any obligations contained in the documents evidencing the Outstanding Indebtedness, or (iv) tax matters, except in each case to the extent of a breach of an express representation and warranty or covenant of the Seller in this Agreement), except for liabilities or obligations reflected or reserved against in the most recent balance sheet of the Trust and Riverside LLC, as applicable, or which would not reasonably be expected to have a material adverse effect on the Trust, Riverside LLC or the value of the Property, delivered to Purchaser as part of the Financial Statements and current liabilities incurred in the ordinary course of business since the date thereof.  Since the date of the most recent balance sheets of the Trust and Riverside LLC delivered to Purchaser, there has not been any material adverse change in the business, operations, properties, assets, or the financial condition of the Trust and Riverside LLC, and, to Seller’s knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

                                5.2.5       No Litigation. Except as set forth on Schedule 5.2.5, other than landlord-tenant suits and judgment against tenants, in each case for defaults by tenants under the Leases for which the defendants have not made a counterclaim, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to the Seller’s knowledge, threatened in writing, against the Property, the Trust or Riverside LLC or the transactions contemplated by this Agreement.

                                5.2.6       Tax Representations.

(i)            The Trust, Property Manager and Riverside LLC have paid all Taxes required to be paid by them as of the date hereof.

(ii)           The Trust qualified as a REIT under Sections 856 through 860 of the Code at all times beginning on the date of the Trust’s formation through December 31, 2005. But for the redemption of the Series A Preferred

Shares in accordance with Section 5.6.8, the Trust will be owned and operated through the Closing in a manner that will permit it to qualify as a REIT for its taxable year beginning January 1, 2006. If the Trust’s taxable year beginning on January 1, 2006 was treated as ending immediately prior to the Closing, the Trust would satisfy the requirements of Code Section 856(c) for such taxable year ending with the Closing.

(iii)         The Trust, Property Manager and Riverside LLC timely filed all federal and state income Tax Returns and, to Seller’s knowledge, all other material Tax Returns that they were required to file. All taxes shown on such Tax Returns as being owed by the Trust, Property Manager and Riverside LLC have been paid or will be paid. There are no pending or, to the best of Seller’s knowledge, threatened claims by any governmental authority in any jurisdiction, including but not limited to any jurisdiction where the Trust, Property Manager or Riverside LLC does not file tax returns that the Trust, Property Manager or Riverside LLC is or may be subject to taxation by that jurisdiction. Except as shown on Schedule 5.2.6(iii), Seller has not received notice of any audits of such Tax Returns. None of the Trust, Property Manager or Riverside LLC have been given or requested any waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes or the filing of any Tax Returns. The charges, accruals, and reserves with respect to Taxes on the respective books of the Trust, Property Manager or Riverside LLC are adequate and are at least equal to the liability of the Trust, Property Manager and Riverside LLC for Taxes. There exists no proposed tax assessment against the Trust, Property Manager or Riverside LLC except as disclosed in the most recent balance sheets of the Trust, Property Manager and Riverside LLC delivered to Purchaser. All Taxes that the Trust, Property Manager and Riverside LLC were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.  All Tax Returns filed by the Trust, Property Manager and Riverside LLC are true, correct, and complete in all material respects.

(iv)          No dispute or claim concerning any liability for taxes of the Trust, Property Manager or Riverside LLC has either been claimed or raised by any governmental authority in writing.

(v)           None of the Trust, Property Manager or Riverside LLC is a party to a tax allocation or sharing agreement. None of the Trust, Property Manager or Riverside LLC is entitled to any adjustment under Section 481 of the Code.

(vi)          The Trust has not made any election under Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337 (d)-5, Section 1.337(d)-6 or Section 1.337(d)-7 and the Trust would not be subject to any tax on the net built in gain attributable to any property held by the Trust, Property Manager or Riverside LLC under rules similar to Section 1374 of the Code and the regulations thereunder or the regulations under Section 337 of the Code if such property were sold as of the Closing Date.

(vii)         At Closing, none of the Trust, Property Manager or Riverside LLC shall own any interest in another entity, including without limitation any interest in a corporation, partnership, trust or limited liability company, other than, in the case of the Trust, Riverside LLC.

(viii)       Property Manager and Riverside LLC each are treated as a disregarded entity for federal income tax purposes.

(ix)          Seller has or will within three (3) Business Days of the Effective Date make available to Purchaser correct and complete copies of all Tax Returns filed by the Trust, Property Manager and Riverside LLC since the date of formation of such companies, as applicable.

(x)           The beneficial ownership of the Trust has been and will be held by more than 100 persons at all times during the current taxable year of the Trust beginning on January 1, 2006 until the redemption of the Trust’s Series A Preferred Shares pursuant to Section 5.6.8.

(xi)          If the Trust’s taxable year beginning January 1, 2006 ended immediately prior to the Closing, the Trust would not satisfy the adjusted gross income requirements of Code Section 542(a) for such hypothetical short year.

(xii)        If the Trust’s taxable year beginning on January 1, 2006 ended with the Closing, no more than 3% of the gross income for the Trust for such period would be derived from the sources not described in Code Section 856(c)(2) of the Code.

(xiii)       The Trust has never been involved in a merger, consolidation, liquidation or reorganization with any other entity. The Trust has no C Corporation earnings and profits.

(xiv)        At all times since the formation of the Trust, more than 50% of the beneficial interests in the Trust have been owned indirectly (through Seller and one or more tiers of U.S. LLCs or partnerships or trusts) by a Maryland corporation (that has intended to qualify as a REIT) and individuals who are U.S. citizens.

                                5.2.7       Organizational Documents. Schedule 5.2.7 identifies each document pursuant to which the Trust, Property Manager and Riverside LLC is each organized and governed (collectively, the “Trust Organizational Documents.”)  As of the Effective Date, the Trust Organizational Documents are in full force and effect, and correct and complete copies of all of the Trust Organizational Documents have been delivered or will be delivered promptly after the execution and delivery hereof by Seller to Purchaser. In addition, Seller will deliver, or cause to be delivered promptly after the execution and delivery hereof, all minute books and similar records (as applicable) and such correspondence that may reveal a material liability at the entity level for the Trust and Riverside LLC (other than materials relating to the evaluation of the disposition of the Shares or the Property). The minute books and stock record books of the Trust made available to Purchaser are complete and correct in all material respects. The minute books of the Trust, Property Manager and Riverside LLC contain accurate and complete records of all meetings held of, and corporate or limited liability company action taken by, the shareholders, members, managers, officers and board of directors, as applicable, of the Trust and Riverside LLC, and, as applicable to the conduct of the business of the Trust and Riverside LLC or the ownership or operation of the Property, by the officers, board of directors and committees of Illinois Manager and Property Manager, and no meeting of any such shareholders, members, managers, officers or directors have been held for which minutes have not been prepared and are not contained in such minute books. There have been no amendments to any of the Trust Organizational Documents since the date of delivery of such documents to Purchaser. At the Closing, possession of all of those books and records will be delivered to Purchaser.

                                5.2.8       Indebtedness. Schedule 5.2.8 lists each line of credit, loan facility or other financing and any capital indebtedness of any nature of the Trust or Riverside LLC, whether with banks, financial institutions or other Persons (the “Outstanding Indebtedness”). As of the Effective Date and except as set forth on Schedule 5.2.8, neither the Trust nor Riverside LLC has any indebtedness outstanding and has not given any guaranty, indemnity, comfort letter or other assurance of payment or security of any nature for or otherwise agreed to become directly or contingently liable for, any obligation of any other Person. True, correct and complete copies of the documents evidencing the Outstanding Indebtedness have been or will be provided to Purchaser. As of the Effective Date, all sums due and owing with respect to the Outstanding Indebtedness have been paid in full.

                                5.2.9       Employees; Employee Benefit Plans. Neither the Trust nor Riverside LLC has ever maintained, sponsored, participated in, administered or contributed to any employee benefit arrangement. No individuals have been or are presently employed full-time or part-time by the Trust or Riverside LLC.

                                5.2.10     No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws has been filed or commenced or is pending or contemplated against the Trust, Riverside LLC or Property Manager.

                                5.2.11     [Intentionally omitted]

                                5.2.12     Compliance with Laws. Excluding Laws relating to the physical or environmental condition of the Property, to Seller’s knowledge, each of the Trust and Riverside LLC are in compliance with all Laws applicable to it except where any noncompliance would not, in the aggregate, reasonably be expected to result in a material adverse effect on either the Trust or Riverside LLC.

5.3          Representations and Warranties Concerning the Property. Seller represents and warrants to Purchaser that the statements contained in this Section 5.3 are correct and complete as of the Effective Date:

                5.3.1       Operating Agreements and Plans. Except for the agreements listed on Schedule 5.3.1 (the “Operating Agreements”), there are no other material service or supply contracts, warranties, or agreements related to the use, ownership or operation of the Property entered into by or, to Seller’s knowledge, on behalf of Seller, the Trust, Riverside LLC, Illinois Manager or Property Manager, nor are there any other contracts for which the Trust, Riverside LLC, Illinois Manager or Property Manager are a party. Seller has made available to Purchaser a correct and complete copy of all Operating Agreements and Plans and their respective amendments. To Seller’s knowledge, the Operating Agreements are in full force and none of the Trust, Property Manager, Illinois Manager or Riverside LLC, nor any other party to the Operating Agreements, is in default under the Operating Agreements in any material respect.

                                5.3.2       Leases. The schedule of leases for the Property attached hereto as Schedule 5.3.2, (the “Lease Schedule”) reflects (i) all leases, occupancy licenses, and other occupancy agreements or tenancies affecting the Property and, to the Seller’s knowledge, approved subleases (collectively, the “Leases”); (ii) all outstanding obligations of Riverside LLC to construct or pay for tenant improvements in connection with the Leases; (iii) any outstanding leasing commissions in connection with the Leases; and (iv) all security deposits under the Leases and any application. Each of the Leases is in full force and effect and neither Riverside LLC nor to Seller’s knowledge the Tenant is in default under any Lease (beyond any applicable grace or cure period), and there are no rent delinquencies of more than thirty (30) days. Neither Seller nor any of Property Manager, Illinois Manager or Riverside LLC has received written notice from any tenant under the Leases of any unperformed obligation of the landlord under any of the Leases, including, without limitation, failure of the landlord to construct any required tenant improvements. Neither Seller nor any of Property Manager, Illinois Manager or Riverside LLC has been advised in writing of any claims or disputes giving rise to any setoff by any Tenant under the Leases. To the best of Seller’s knowledge, with respect to the Leases as of the date hereof, all tenant improvement allowances have been paid and all tenant improvements have been completed. There are no brokers’ commissions, finders’ fees, or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with the Leases, including, without limitation, any unexecuted options to expand or renew, except as set forth on Schedule 5.3.2 , and except as set forth in the Master Lease. The copies of the Leases previously delivered by or on behalf of Seller to Purchaser are true, correct and complete copies of the Leases. No tenant has provided to Riverside LLC, Property Manger, Illinois Manager or Seller a letter of credit securing any of the tenant’s obligations under its Lease. The termination of any Lease prior to Closing by reason of the tenant’s default or the termination of such Lease shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

                                5.3.3       No Violations. Except as set forth on Schedule 5.3.3, to Seller’s knowledge, none of Seller, the Trust, Property Manager or Riverside LLC has received, any written notification from any Governmental Body or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a cost to remedy in excess of $5,000 or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a cost to complete in excess of $5,000. None of Seller, the Trust, Property Manager or Riverside LLC Seller has received any notice of actual or threatened cancellation or suspension of any certificates of occupancy for any portion of the Real Property.

                                5.3.4       Taxes and Assessments. Seller has not filed, has not permitted the Trust, Property Manager or Riverside LLC to file, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

                                5.3.5       Condemnation. To Seller’s knowledge, none of Seller, the Trust, Property Manager or Riverside LLC has received, prior to the Effective Date, any written notification from any governmental or public authority regarding condemnation or similar governmental proceedings relating to the Property that are pending or threatened which could have a material adverse effect on the Property taken as a whole.

5.3.6    Environmental Matters. Except as set forth in the environmental reports listed in Schedule 5.3.6, copies of which have previously been delivered to Purchaser or as otherwise disclosed to Purchaser, to Seller’s knowledge, none of Seller, the Trust, Property Manager or Riverside LLC has received written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property.

5.3.7    Defect Notices. To Seller’s knowledge, none of Seller, the Trust, Property Manager, Illinois Manager or Riverside LLC have received any notice from the holder of any mortgage presently encumbering the Property, any insurance company which has issued a policy with respect to the Property or from any board of fire underwriters claiming any defects or deficiencies in the Property or suggesting or requesting the performance of any repairs, alterations or other work to the Property, which have not been cured.

5.3.8    Utilities. To Seller’s knowledge, none of Seller, the Trust, Property Manager, Illinois Manager or Riverside LLC has received any written notice of actual or threatened reduction or curtailment of any utility service currently supplied to the Real Property.

5.3.9    Condemnation.  To Seller’s knowledge, none of Seller, the Trust, Property Manager, Illinois Manager or Riverside LLC has received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Property which are currently pending, and to Seller’s knowledge no such proceedings are currently threatened.

5.3.10  Municipal Improvements. To Seller’s knowledge: (i) all street paving, curbing, sanitary sewers, storm sewers and other municipal or other governmental improvements which have been constructed or installed have been paid for and will not hereafter be assessed; (ii) and all assessments heretofore made have been paid in full; and (iii) there are no private contractual obligations relating to the installation of or connection to any sanitary sewers or storm sewers or other municipal improvements.

5.3.11  Special Assessments/Tax Appeals. To Seller’s knowledge and except as shown on any tax bills delivered to Purchaser and/or in the Title Commitment, none of Seller, the Trust, Property Manager, Illinois Manager or Riverside LLC has received any notice of any special assessment which affects the Property. Except as shown on Schedule 5.3.11, there are no pending tax appeals with respect to real property taxes or assessments against the Property.

5.3.12  No Other Purchase Rights. No person, firm or entity, other than Purchaser has any right to acquire the Shares or any interest in the Property or any part thereof.

5.3.13  Insurance. The Commercial General Liability Policy with Liberty Mutual, #TB1-111-253539-024 and all Commercial Umbrella Policies providing coverage for the benefit of the Trust or Riverside LLC or with respect to the Property (collectively, the “Liability Policies”) includes Riverside LLC as a Named Insured and the Property is a scheduled location under the Liability Policies. Each of the Liability Policies expressly provide that except with respect to the Limits of Insurance (as defined in the Liability Policies) and any rights or duties assigned in the Coverage Part (as defined in the Liability Policies) to the first Named Insured, the insurance applies (i) as if Riverside LLC were the only Named Insured and (ii) separately to each insured against whom a claim is made or suit is brought. To Seller’s knowledge, none of Seller, Riverside LLC, Property Manager or Illinois Manager have received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any Liability Policy is no longer in full force and effect or will not be renewed. All premiums for the Liability Policies that are due have been paid and Riverside LLC and the Trust have otherwise performed all of their respective obligations under the Liability Policies. There is no deductible under the Liability Policies.

                5.4          Knowledge Defined. References to the “knowledge” or “best knowledge” of Seller or words of similar import shall refer only to the actual knowledge of the Designated Employee and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any property manager, or to any other officer, director, agent, manager, representative or employee of Seller or any affiliate of Seller or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employees” shall refer to Philip J. Brannigan, Seller’s asset manager for the Property, and Jessica Hughes, the employee of Seller with primary responsibility for coordinating the transactions contemplated herein.

5.5          Seller’s Indemnity, Survival of Seller’s Representations and Warranties; Maximum Liability.

5.5.1    Survival. The representations and warranties contained in Section 5.3 hereof, as updated by the certificates of Seller to be delivered in accordance with Section 4.2.5 hereof, and the covenants set forth in this Agreement to be performed by Seller between the Effective Date and the Closing Date, shall survive Closing for a period of twelve (12) months (the “Property Representation Expiration Date”). The representations and warranties of Seller set forth in Sections 5.1 and 5.2 hereof shall survive Closing for a period of twelve (12) months (the “Remaining Representation Expiration Date”) in each case as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2.5 hereof.

5.5.2    Seller’s Indemnification Obligations. Subject to the other provisions of this Section 5.5, from and after the Closing until the Property Representation Expiration Date or the Remaining Representation Expiration Date, as applicable (which Remaining Representation Expiration Date shall be applicable to any claims under Sections 5.5.2(iii) and 5.7.1 below), Seller shall indemnify and hold harmless Purchaser, Riverside LLC and the Trust (as Riverside LLC and the Trust are constituted after Closing) and Purchaser’s officers, directors, affiliates, members, partners, representatives, agents, and any successors or assigns of Purchaser (the “Purchaser Indemnified Party”) from and against any costs or expenses (including, without limitation, taxes and reasonable attorneys’ fees), judgments, liabilities, fines, losses, claims and damages (collectively, “Damages”), as incurred, to the extent they arise out of or are a result of:

(i)            the breach or any inaccuracy in any of the representations and warranties of Seller contained in this Agreement;

(ii)           any breach or default by Seller of any covenant or agreement of Seller hereunder;

(iii)         third-party claims against any Purchaser Indemnified Party arising out of events that occur prior to the Closing and during the period of ownership by Seller of the Trust and which purport to be related to any obligation or liability of the Property Manager, Illinois Manager, the Trust or Riverside LLC

(as the Trust and Riverside LLC are constituted prior to Closing), including, without limitation, contractual and tort claims and/or liabilities and the litigation referred to in Schedule 5.2.5, provided that the foregoing shall not include (and, except to the extent provided for in Sections 5.5.2(i) and 5.5.2(ii), Seller shall not be obligated to indemnify the Purchaser Indemnified Party for) claims based upon or arising out of:  (w) environmental matters (other than claims for bodily injury or personal injury based on events prior to Closing, but not property damage), including, without limitation, any obligation to remediate any Hazardous Substances, or (x) the physical condition of the Property, including, without limitation, patent and latent defects, title and zoning matters, governmental approvals, valuation, and compliance of the Property with laws, other than third-party claims for bodily injury, personal injury or property damage based on events prior to Closing; (y) any obligations contained in the documents evidencing the Outstanding Indebtedness, or (z) tax matters, except in each case to the extent of a breach of an express representation and warranty of the Seller in this Agreement.

                                5.5.3       Notice and Resolution of Claims. No claim for indemnification under Section 5.5.2 shall be actionable or payable (a) to the extent Purchaser received a proration, adjustment or credit at Closing for such claim; (b) if the claim in question results from or is based on a condition, state of facts or other matter which was known to any Purchaser Indemnified Party (other than the Trust, Property Manager or Riverside LLC as constituted prior to Closing) prior to or at Closing (it being agreed that any written information delivered to Purchaser prior to or at Closing is deemed to be known to any Purchaser Indemnified Party but shall not vary Seller’s representations and warranties except to the extent provided in Section 4.2.5); (c) if the claim results from a breach of any representation, warranty or covenant of Purchaser or any successor to or assignee of Purchaser; (d) unless and until the valid claims under this Section 5.5 collectively aggregate more than THREE HUNDRED THOUSAND DOLLARS ($300,000) (the “Deductible”), in which event, subject to Section 5.5.3, only the amount of such claims over and above the Deductible shall be actionable; or (e) unless written notice containing a description of the specific nature of such claim shall have been given by any Purchaser Indemnified Party to Seller (x) promptly after it has notice of such claim (provided that the failure to provide such notice shall not affect the obligations of Seller unless and only to the extent that Seller are actually prejudiced thereby) and (y) in all events prior to the Property Representation Expiration Date or the Remaining Representation Expiration Date, as applicable. The foregoing is not intended to limit any duty of any Purchaser Indemnified Party to mitigate damages to the extent required under applicable law.

In the event that such claim involves a claim by a third party against the Purchaser Indemnified Party which seeks Damages in an amount in respect of which indemnification pursuant to this Section 5.5 would be available, Seller shall have fifteen (15) days after receipt of such notice to decide whether Seller will undertake, conduct and control, through counsel of Seller’s choosing (subject to the reasonable approval of the Purchaser Indemnified Party) and at its own expense, the settlement or defense thereof (including, without limitation, the defense thereof by any insurer and any claims against any insurer and the conduct and control of any claims against any insurer with respect to such third party claim), and if Seller so decides, the Purchaser Indemnified Party shall cooperate with Seller in connection therewith, provided; that the Purchaser Indemnified Party may participate in such settlement or defense through counsel chosen by it , and provided further, that the reasonable fees and expenses of such separate counsel shall be borne by the Purchaser Indemnified Party unless:  (a) the employment of such separate counsel shall have been approved by Seller in connection with the settlement or defense of such action, (b) Seller shall not have employed counsel reasonably satisfactory to the Purchaser Indemnified Party to direct the settlement or defense of such action, or (c) the Purchaser Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Seller, in any of which events the reasonable fees and expenses of such separate counsel shall constitute Damages hereunder. Seller shall have the sole right to settle or compromise any action which Seller determines to undertake, conduct and control as aforesaid, subject to the approval of the appropriate Purchaser Indemnified Party in its sole and absolute discretion, if the amount of the settlement would not serve to release all of the Purchaser Indemnified Parties from all liability in connection with such claim. In the event Seller does not undertake to conduct and control the defense of any claim, no Purchaser Indemnified Party shall settle the same without the prior written approval of Seller, not to be unreasonably withheld, conditioned or delayed.

Seller and the Purchaser Indemnified Party shall cooperate reasonably in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Section 5.5, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other reasonable non-privileged information.

5.5.4    Sole Recourse; Maximum Liability. Purchaser, on behalf of each Purchaser Indemnified Party, agrees that (i) its sole recourse in the event of a breach of any representation, covenant or warranty made by Seller hereunder or any claim for Damages, in each case if Closing has occurred, shall be solely to Seller, and not to any of its affiliates or any officers, directors, agents or representatives of Seller or its affiliates, provided that Seller maintains a net worth at least equal to the Seller Liability Cap through the Remaining Representation Expiration Date to satisfy its indemnity obligations hereunder, and (ii) Seller’s maximum aggregate liability to Purchaser, pursuant to this Agreement if the Closing has occurred, shall not otherwise exceed THREE MILLION DOLLARS ($3,000,000) (the “Seller Liability Cap”). Notwithstanding the foregoing, the Seller Liability Cap, as to any breach of Sections 5.2.6(ii), (vi), (x), (xi), (xii) and (xiii), and 5.6.6 shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000). Purchaser further agrees to first use all reasonable efforts to seek recovery under any insurance policies, service contracts and Leases applicable to such claim prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser for that portion of Purchaser’s claim which is satisfied from such insurance policies, service contracts or Leases. Seller agrees that it will maintain a net worth of at least $15 million through the Remaining Representations Expiration Date. Seller hereby waives its rights to indemnification from the Trust and/or Riverside LLC in connection with its liabilities accruing prior to the Closing, other than to the extent covered by existing insurance, including, without limitation, so called “D&O Coverage.”

5.6          Covenants of Seller. Except as otherwise provided for in this Agreement or hereafter agreed to in writing by Purchaser, Seller hereby covenants with Purchaser as follows:

                                5.6.1       Conduct of Business Pending Closing. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain or cause the Property to be operated and maintained in a manner generally consistent with the manner in which the Property has been operated and maintained prior to the Effective Date, subject to reasonable wear and tear, casualty and taking by eminent domain and shall keep on hand sufficient materials, supplies, equipment, inventory and other personal property for the efficient operation and management of the Property in a manner as currently operated, and shall perform when due, all of Seller’s obligations under the Leases and other contracts affecting the Property in each case in all material respects, and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. From and after the date of this Agreement, Seller will not permit the Trust, Property Manager or Riverside LLC to apply any security deposits held pursuant to the Leases without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall refrain from (and cause Property Manager, Illinois Manager and Riverside LLC to refrain from) transferring any of the Property, or creating on the Real Property any easements; provided, however, that nothing herein shall preclude Seller from (i) replacing any equipment, supplies or machinery in the ordinary course of operating the Property or (ii) entering into any easements or other documents required by any applicable governmental or quasi-governmental authority or provider of utility services.

                                5.6.2       Operating Agreements.From and after the date of this Agreement until the Closing Date or earlier termination of this Agreement, Seller shall not permit the Trust, Property Manager or Riverside LLC to modify, extend, renew or, cancel (in any case, except as a result of a default by the other party thereunder) any Operating Agreements, or enter into any new Operating Agreements unless cancelable on thirty (30) or fewer days’ notice without payment of a premium or penalty, without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.

                                5.6.3       Insurance. From and after the Effective Date until the date of Closing or earlier termination of this Agreement, Seller shall cause the Trust, Illinois Manager, Property Manager and Riverside LLC to keep in full force and effect the insurance policies in effect on the Effective Date or policies providing similar (but no less) coverage. At Closing, Seller shall assign to Purchaser all of its rights under the Liability Policies with respect to any claims relating to the period prior to Closing (whether such claims are made before or after Closing) relating to the Property, Riverside LLC or the Trust, including, but not limited to, the right to submit claims directly to the applicable insurer. Seller shall provide Purchaser with all information reasonably required for Purchaser to submit any claims related to a period prior to Closing, including any deadlines or other conditions under the applicable Liability Policies and will reasonably cooperate with Purchaser in the submission, processing and resolution of such claims. To the extent that any assignment of rights under the Liability Polices is not permitted by the express terms of the Liability Policies or applicable law, then upon receipt of notice from Purchaser regarding any pre-Closing claims subject to coverage under the Liability Policies, Seller shall timely submit such claims to the applicable insurer upon request of Purchaser and be responsible for processing and resolution of such claims with the applicable insurer as directed by Purchaser at its expense, provided that no claim will be settled or compromised without Purchaser’s consent in its sole and absolute discretion, if the settlement will not serve to release all applicable Purchaser Indemnified Parties and the Property from all liability in connection with such claims. Seller and Purchaser shall not take any action to limit, invalidate or reduce any coverage that is provided under the Liability Policies as of Closing with respect to any pre-Closing claims. Notwithstanding the foregoing, to the extent that any claims are made in connection with Seller’s obligations hereunder, including its obligation to indemnify Purchaser, Seller shall have all rights of control and resolution of such claims as set forth in Section 5.5.3. To the extent any claims are made against the Property, Riverside LLC or the Trust relating to a period prior to the time Riverside LLC owned the Property, Seller shall cooperate with Purchaser in directing those claims to the prior Owner of the Property. The foregoing covenants in this Section 5.6.3, with the exception of the first sentence, shall survive closing.

                                5.6.4       Investments. Unless this Agreement is terminated prior to Closing, Seller shall not cause or permit the Trust, Illinois Manager, Property Manager or Riverside LLC to make any investment in, any loan to, or any acquisition of the securities of any other Person, or make any acquisition of any new assets or incur any new indebtedness (or series of related capital investments, loans and acquisitions), except for trade payables incurred in the ordinary course of business.

                                5.6.5       REIT Compliance. Except as set forth in Section 5.6.8, Seller shall take all commercially reasonable steps, or forbear from taking steps, necessary prior to the Closing to ensure that the Trust’s ownership and operation through the Closing would permit the Trust to qualify as a REIT for the Trust’s taxable year that includes the Closing.

                                5.6.6       No Transfer of Assets; Mergers or Acquisitions. Unless this Agreement is terminated prior to Closing, Seller shall not cause or permit the Trust, Illinois Manager, Property Manager or Riverside LLC to: (i) sell, transfer, further encumber, assign or otherwise dispose of the Property or any portion thereof or (ii) merge or consolidate with or acquire all or substantially all of the assets or business of any Person.

                                5.6.7       No Amendments to Organizational Documents. Unless this Agreement is terminated prior to Closing, Seller shall not cause or permit the Trust, Property Manager or Riverside LLC to amend their respective organizational documents in any material respect except that the Trust shall be permitted to amend its Declaration of Trust to the extent necessary to permit the consummation of this Agreement and in form and substance provided to Purchaser as reasonably approved by Purchaser.

                                5.6.8       Redemption of Series A Preferred Shareholders’ Shares. Seller and Purchaser shall make mutually satisfactory arrangements to cause the Trust, at Closing, to redeem the Series A Preferred Shares in the Trust held by the parties identified on Schedule 5.6.8 attached hereto (the “Non-Voting Shareholders”), such that, following such redemptions, the Seller’s Shares constitute one hundred percent (100%) of the issued and outstanding shares in the Trust. Seller shall provide Purchaser reasonable evidence of such redemption.

                                5.6.9       Leases. Except as expressly provided herein, Seller shall, and shall cause each of Property Manager, Illinois Manager and Riverside LLC to, refrain from amending any existing Lease without Purchaser’s written approval, as provided below, provided that Purchaser shall have no ability to interfere with the administration by Seller, Property Manager, Illinois Manager or Riverside LLC of any existing Lease as required by the terms of such Lease. In addition, except as expressly provided herein, neither Seller nor any of Property Manager, Illinois Manager and Riverside LLC shall enter into any new leases with respect to the Property (each, a “Proposed New Lease”), without Purchaser’s written approval, as provided below in this Section 5.6.10. Seller shall furnish Purchaser with a true and complete copy of any Proposed New Lease into which Seller or Property Manager, Illinois Manager or Riverside LLC desires to have Riverside LLC enter and such financial information with respect to the proposed tenant as Seller, Property Manager, Illinois Manager or Riverside LLC may have in their possession. Purchaser shall have five (5) Business Days from receipt of such Proposed New Lease to approve or disapprove the same, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser does not approve any such Proposed New Lease, Purchaser shall notify Seller, in writing, of such disapproval prior to expiration of the aforesaid five (5) Business Day period, stating in such written notification under what conditions, if any, Purchaser’s approval would be forthcoming and Purchaser’s agreement to approve such Proposed New Lease if such conditions are satisfied. All costs of tenant improvements and leasing commissions payable after Closing with respect to any lease with respect to the Real Property executed between the date of this Agreement and the Closing Date shall be paid by Purchaser.

                                5.6.10     Audit by Purchaser. Purchaser has advised Seller that Purchaser must cause to be prepared up to three (3) years of audited financial statements and the interim period between from January 1, 2006 through Closing in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X, Rule 3-14. Seller agrees to use reasonable efforts to cooperate with Purchaser’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (a) Seller shall, during normal business hours, allow Purchaser’s auditors reasonable access to such books and records maintained by Seller, Property Manager and Riverside LLC (and any other manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (b) Seller shall use reasonable efforts to provide to Purchaser such financial information and supporting documentation as are necessary for Purchaser’s auditors to prepare audited financial statements; (c) if Purchaser or its auditors require any information that is in the possession of the party from which Seller purchased the Property, Seller shall contact such prior owner of the Property and use commercially reasonable efforts to obtain from such party the information requested by Purchaser; (d) Seller will make available for interview by Purchaser and Purchaser’s auditors, the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (e) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Purchaser’s auditors with a copy of such audited financial statements. If after the Closing Date Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Purchaser with a copy of such audited financial statement. The foregoing covenants shall survive Closing.

5.6.11  Recycled Entity. In order to facilitate the financing of the Property by Purchaser, to the extent a lender requires representations and warranties relating Riverside LLC and the conduct of its business for the period from the formation of Riverside LLC through the Closing similar in nature to those required by Standard & Poor’s for recycled entities in its May 1, 2003 publication relating to U.S. CMBS Legal and Structured Finance Criteria, Seller shall cooperate in good faith to submit a certification to Purchaser of such facts, to the extent the same are true or indicate which facts or requirements are not true or are qualified.

5.6.12  Purchaser’s Financing. Seller agrees that to the extent reasonably requested by Purchaser, Seller will consider and reasonably cooperate with in good faith any modifications to the existing structure of the Trust and Riverside LLC that do not have any adverse tax, economic or other consequences to Seller, so that Purchaser meets lender requirements for financing the Property.

5.7          Tax Matters.

5.7.1    Seller shall indemnify and hold harmless each Purchaser Indemnified Party from and against any Damages as incurred, to the extent they arise out of or are a result of any taxes, including, without limitation, interest, penalties and additions thereto (other than (x) transfer taxes, stamp taxes or other taxes assessed in connection with the sale or transfer of stock, a property or any interest therein, or any other tax, for which responsibility is allocated to Purchaser in accordance with Section 4.5 of this Agreement or (y) any real property taxes or assessments for which responsibility is allocated to Purchaser in accordance with the terms of this Agreement) imposed on the Trust, Property Manager, Illinois Manager, or Riverside LLC relating to taxable periods or portions thereof ending on or before the date of the Closing or allocable to the portion thereof through the date of the Closing pursuant to this paragraph, other than arising from (i) a breach of Purchaser’s obligations under this Agreement, (ii) a failure by Purchaser to make sufficient distributions following the Closing, eligible for dividends paid deductions, to eliminate any income tax liability of the Trust for the Trust’s taxable year that includes the Closing, or (iii) a failure by Purchaser to maintain Riverside and Property Manager as a partnership or a disregarded entity for tax purposes. If the Closing Date is other than the last day of a taxable period of the Trust, the tax attributable to the operations of the Trust, Property Manager or Riverside LLC for the portion of the period up to and including the date of the Closing shall be (i) in the case of all taxes based on or in respect of income, the tax computed on the basis of the taxable income or loss of the entity for such partial period ending on or before the date of Closing as determined from its books and records, and (ii) in the case of all other taxes (other than those  allocated pursuant to Section 4.4.1(ii)), on the basis of the actual activities of the entity for such partial period ending on or before the date of Closing as determined from its books and records. Except as otherwise provided herein, Seller shall not be responsible for any taxes attributable to income or activity on the Closing Date and after the Closing Date.

5.7.2    Seller shall prepare or cause to be prepared, at the cost and expense of Seller, on a timely basis (including any automatically available extensions) tax returns for the Trust, Property Manager and Riverside LLC (including the applicable 1099s, K-1s or similar schedules and reports which are part of or derived from any such tax returns) for federal and state income, unincorporated business taxable income or any similar type of net income tax applicable to any said entity for all such tax returns which are due prior to or for taxable or other relevant periods ending before January 1, 2006, and, if Purchaser elects pursuant to Section 4.3.5 to dissolve the REIT within seven (7) days after Closing, for the taxable period that includes the Closing Date.

All such tax returns shall in all events be prepared in a manner consistent with the prior tax returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Agreement and otherwise in accordance with applicable law. All such tax returns shall be provided to the other party at least 45 days prior to the date any such tax return is due (including any automatically available extensions), which other party shall have 30 days after receipt of each tax return to review such tax return and comment thereon. Upon the expiration of such 30 day period, the party receiving and reviewing such tax return, if acceptable, shall promptly sign and file, or cause to be signed and filed, such tax return pursuant to this Section 5.7.2. In the event there is a dispute between the parties in regards to the approval of a tax return, the parties shall appoint a mutually acceptable “Big Four” accounting firm to resolve such dispute prior to the expiration of such 45 day period.

Each party hereto shall make available, or cause to be made available, to the other party all the relevant and necessary books and records to enable such party to prepare or review, as the case may be, all such tax returns subject to the standards of the preceding provisions and otherwise consistent with Section 5.7.4 below and the other applicable provisions of this Agreement.

5.7.3    Purchaser shall prepare and file, or cause to be prepared and filed, at the expense of Purchaser, on a timely basis (including all automatically available extensions) all tax returns of the Trust, Property Manager (if such entity is not dissolved at Closing) and Riverside LLC other than those provided for in Section 5.7.2 above. In the case of any such return for a period that includes the Closing, Purchaser shall provide Seller the proposed tax return at least 45 days prior to the date such tax return is due (including any automatically available extensions), which Seller shall have 30 days after receipt of such tax return to review and comment thereon. All such tax returns shall be prepared in a manner consistent with the prior tax returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Agreement and otherwise in accordance with applicable law. Purchaser shall pay or cause the Trust, Property Manager and Riverside LLC to pay all taxes shown to be due and payable thereon.

5.7.4    Without limiting the foregoing, after the Closing, Seller and Purchaser shall:

(i)            assist (and cause their respective affiliates to assist) the other in preparing any tax returns which such other person is responsible for preparing and filing in accordance with this Section 5.7;

(ii)           cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation of the tax returns pursuant to this Section 5.7 and in connection with any steps or procedures required to be undertaken in compliance with Sections 856 through 860 of the Code and the Treasury Regulations promulgated thereunder;

(iii)         cooperate fully in preparing for any audits of, or litigation, administrative or other proceedings and any other disputes with taxing authorities regarding any tax returns with respect to the Trust, Property Manager and Riverside LLC or otherwise with respect to taxes that may be imposed upon or otherwise payable by the Trust, Property Manager or Riverside LLC;

(iv)          make available to the other party and to any governmental entity as reasonably requested all information, records, and documents of the Trust, Property Manager and Riverside LLC relating to taxes;

(v)           provide timely notice to the other party in writing of any pending or threatened tax audits or assessments with respect to the Trust, Property Manager or Riverside LLC for taxable periods for which such other party may have a liability for taxes under this Agreement;

(vi)          furnish each other with copies of all correspondence received from any governmental entity in connection with any tax audit or information request with respect to any taxable period for which the other party may have a liability for taxes under this Agreement;

(vii)         provide the other party with timely notice of the commencement of any audit by any governmental entity or of any judicial proceeding involving a governmental entity that relates to any liability for taxes, or any transaction or activity of the Trust, Property Manager or Riverside LLC for which the other may have a liability for taxes under this Agreement;

(viii)       as applicable, prepare and/or file, or cause to be prepared and/or filed, all tax returns, all such tax returns to be prepared in a manner consistent with the prior tax returns as to all continuing elections, characterizations and other matters and, to the extent applicable, the structure and intent of the relevant underlying documents and this Agreement and otherwise in accordance with applicable law.

Notwithstanding anything in this Section 5.7.4 or in Section 5.5.3 to the contrary, all aspects of any audit, litigation or other proceeding with respect to taxes attributable to a taxable year ending before January 1, 2006 shall be controlled by and be the sole responsibility of the Seller. If the Purchaser elects, by written notice pursuant to Section 4.3.5 to dissolve the REIT within seven (7) days after Closing, all aspects of any audit, litigation or other proceeding with respect to taxes attributable to a taxable year commencing on or after January 1, 2006 shall be controlled by and be the sole responsibility of the Seller. If the Purchaser elects, by written notice pursuant to Section 4.3.5 to maintain the classification and treatment of the Trust as a REIT, all aspects of any audit, litigation or other proceeding with respect to taxes attributable to a taxable year commencing on or after January 1, 2006 shall be controlled by and be the sole responsibility of the Purchaser. Notwithstanding any indication in this Agreement to the contrary, neither Seller nor Purchaser shall settle any audit, litigation or other proceeding relating to a period ending prior to the Closing Date or for the taxable year of the Trust beginning January 1, 2006 if such settlement is based, in whole or in part, on the conclusion that the Trust did not qualify as a real estate investment trust satisfying the requirements of Sections 856 through 860 of the Code at all times during such periods.

5.7.5    Purchaser covenants and agrees with Seller that:  (i) Purchaser will treat the purchase of the Shares contemplated by this Agreement for all income tax purposes as a purchase of shares of a real estate investment trust, and (ii) Purchaser will not make an election pursuant to Section 338(g) of the Code with respect to the Trust.

5.7.6    Notwithstanding any other provision of this Agreement to the contrary, the obligations of Seller and Purchaser set forth in this Section 5.7 shall be unconditional and absolute, and shall remain in full force and effect indefinitely.

6.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

6.1          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the Effective Date:

                                6.1.1       Organization. Purchaser is a limited liability company duly organized validly existing, and in good standing under the laws of the State of Delaware.

                                6.1.2       Power and Authority. Purchaser has all requisite, power and authority to execute and deliver this Agreement, to acquire the Shares as provided in this

Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

                                6.1.3   Consents and Approvals; No Violations.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Purchaser is subject, nor will it conflict with any of the organizational documents of Purchaser.

                                6.1.4   No Litigation.   There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement.

                                6.1.5   Investment Intent.   Purchaser acknowledges that the Shares have been offered and will be sold to Purchaser pursuant to an exemption from registration under the Securities Act and all applicable state securities laws. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and is purchasing the Interests for investment purposes and has no present intent to distribute, resell, pledge or otherwise dispose of any of such Shares other than in full compliance with applicable federal and state securities laws. Purchaser has had the opportunity to review such documents and to ask such questions of Seller as Purchaser has deemed pertinent to its decision to invest in the Shares. Purchaser is fully capable of assessing the risks associated with ownership of the Shares.

       6.2   Survival of Purchaser’s Representations and Warranties.   The representation and warranties of Purchaser set forth in Section 6.1.5 hereof and all covenants of Purchaser contained herein shall survive Closing and shall be a continuing representation, warranty and covenant without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of twelve months. Notwithstanding the foregoing, in the event of an assignment of this Agreement pursuant to Section 11.4, the representation made Section 6.1.1 shall be made so as to conform to the facts of assignee’s organizational status.

       6.3   Purchaser’s Indemnity; Maximum Liability.

6.3.1   Purchaser’s Indemnification Obligations.   Subject to the other provisions of this Section 6.3, from and after the Closing until the Property Representation Expiration Date or the Remaining Representation Expiration Date, as applicable (which Remaining Representation Expiration Date shall be applicable to any claims under Sections 6.3.1(iii) and 6.4.1 below), Purchaser shall indemnify and hold harmless Seller and Seller’s officers, directors, affiliates, members, partners, representatives, agents, and any successors or assigns of Seller (the “Seller Indemnified Party”) from and against any costs or expenses (including, without limitation, taxes and reasonable attorneys’ fees), judgments, liabilities, fines, losses, claims and damages (collectively, “Damages”), as incurred, to the extent they arise out of or are a result of:

(i)            the breach or any inaccuracy in any of the representations and warranties of Purchaser contained in this Agreement;

(ii)           any breach or default by Purchaser of any covenant or agreement of Purchaser hereunder;

(iii)         third party claims against any Seller Indemnified Party arising out of events that occur on or after the Closing and during the period of ownership by Purchaser and which purport to be related to any obligation or liability of the Property Manager, the Trust or Riverside LLC (as the Trust and Riverside LLC are constituted on and after the Closing), including, without limitation, contractual and tort claims and/or liabilities, provided that the foregoing shall not include (and, except to the extent provided for in Sections 6.3.1(i) and 6.3.1(ii), Purchaser shall not be obligated to indemnify the Seller Indemnified Party for) claims based upon or arising out of:  (w) environmental matters (other than claims for personal injury but not property damage), including, without limitation, any obligation to remediate any Hazardous Substances, or (x) the physical condition of the Property, including, without limitation, patent and latent defects, title and zoning matters, governmental approvals, valuation, and compliance of the Property with laws, other than third-party claims for personal injury or property damage; (y) any obligations contained in the documents evidencing the Outstanding Indebtedness, or (z) tax matters, except in each case to the extent of a breach of an express representation and warranty of Purchaser in this Agreement.

                                6.3.2   Notice and Resolution of Claims.   No claim for indemnification under Section 6.3.1 shall be actionable or payable (a) to the extent Seller received a proration, adjustment or credit at Closing for such claim; (b) if the claim in question results from or is based on a condition, state of facts or other matter which was known to any Seller Indemnified Party prior to or at Closing; (c) if the claim results from a breach of any representation, warranty or covenant of Seller or any successor to or assignee of Purchaser; (d) unless and until the valid claims under this Section 6.3 collectively aggregate more than the Deductible, in which event, subject to Section 6.3.3, only the amount of such claims over and above the Deductible shall be actionable; or (e) unless written notice containing a description of the specific nature of such claim shall have been given by any Seller Indemnified Party to Purchaser (x) promptly after it has notice of such claim (provided that the failure to provide such notice shall not affect the obligations of Purchaser unless and only to the extent that Purchaser is actually prejudiced thereby) and (y) in all events prior to the Property Representation Expiration Date or the Remaining Representation Expiration Date, as applicable. The foregoing is not intended to limit any duty of any Seller Indemnified Party to mitigate damages to the extent required under applicable law.

In the event that such claim involves a claim by a third party against the Seller Indemnified Party which seeks Damages in an amount in respect of which indemnification pursuant to this Section 6.3 would be available, Purchaser shall have fifteen (15) days after receipt of such notice to decide whether Purchaser will undertake, conduct and control, through counsel of Purchaser’s choosing (subject to the reasonable approval of the Seller Indemnified Party) and at its own expense, the settlement or defense thereof, and if Purchaser so decides, the Seller Indemnified Party shall cooperate with Purchaser in connection therewith, provided; that the Seller Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further, that the reasonable fees and expenses of such separate counsel shall be borne by the Seller Indemnified Party unless:  (a) the employment of such separate counsel shall have been approved by Purchaser in connection with the settlement or defense of such action, (b) Purchaser shall not have employed counsel reasonably satisfactory to the Seller Indemnified Party to direct the settlement or defense of such action, or (c) the Seller Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Purchaser, in any of which events the reasonable fees and expenses of such separate counsel shall constitute Damages hereunder. Purchaser shall have the sole right to settle or compromise any action which Purchaser determines to undertake, conduct and control as aforesaid, subject to the approval of the appropriate Seller Indemnified Party in its sole and absolute discretion, if the amount of the settlement would not serve to release all of the Seller Indemnified Parties from any liability in connection with such claim. In the event Purchaser does not undertake to conduct and control the defense of any claim, no Seller Indemnified Party shall settle the same without the prior written approval of Purchaser, not to be unreasonably withheld, conditioned or delayed.

Purchaser and the Seller Indemnified Party shall cooperate reasonably in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Section 6.3, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other reasonable non-privileged information.

6.3.3   Sole Recourse; Maximum Liability.   Seller, on behalf of each Seller Indemnified Party, agrees that (i) its sole recourse in the event of a breach of any representation, covenant or warranty made by Purchaser hereunder or any claim for Damages, in each case if Closing has occurred, shall be solely to Purchaser, and not to any of its affiliates or any officers, directors, agents or representatives of Purchaser or its affiliates, provided that Purchaser maintains a net worth at least equal to the Purchaser Liability Cap through the Remaining Representation Expiration Date to satisfy its indemnity obligations hereunder, and (ii) Purchaser’s maximum aggregate liability to Seller, pursuant to this Agreement if the Closing has occurred, shall not otherwise exceed THREE MILLION DOLLARS ($3,000,000) (the “Purchaser Liability Cap”). Notwithstanding the foregoing, the Purchaser Liability Cap, as to any breach of Section 6.4.2 and 6.4.3 shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000). Seller further agrees to first use all reasonable efforts to seek recovery under any insurance policies and service contracts applicable to such claim prior to seeking recovery from

Purchaser, and Purchaser shall not be liable to Seller for that portion of Seller’s claim which is satisfied from such insurance policies and service contracts. Purchaser agrees that it will maintain a net worth of at least $15 million through the Remaining Representations Expiration Date.

6.4   Covenants of Purchaser.   Purchaser hereby covenants with Seller:

6.4.1   that Purchaser shall furnish to Seller copies of any third party reports received by Purchaser in connection with any inspection of the Property for the presence of Hazardous Substances. Purchaser hereby assumes full responsibility for such inspections and, except for claims based on representations or warranties contained in Section 5.3.6 or based on Section 5.5.2(iii) hereof irrevocably waives any claim against Seller arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller, without representation or warranty, express or implied, copies of any other third party reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable), but excluding any appraisals or other evaluations of value.

6.4.2   Ownership in Compliance with the REIT Rules.   As of the Closing and after giving effect to the acquisition of the Shares by Purchaser and at all times during the portion of the taxable year of the Trust that begins as of the Closing and ends after the Closing, not more than fifty percent (50%) in value of the outstanding shares of beneficial interest of the Trust will be owned, directly or indirectly, or through the application of the attribution rules of Code section 544 (as modified by Code section 856(h)(1)(B)), by five (5) or fewer individuals (defined in Code section 542(a)(2) (as modified by Code section 856(h)(3)) to include certain entities). The Purchaser will either (i) liquidate the Trust before the Trust violates the requirements of Code Sections 856(a)(5) and 856(b) for the taxable year that includes the Closing, or (ii) cause the beneficial ownership of the Trust to be held by more than 100 persons on or before the date on which such ownership must be implemented in order to satisfy the requirements of Code Sections 856(a)(5) and 856(b) for the taxable year that includes the Closing. Notwithstanding the foregoing, in the event that Purchaser is unable to cause the beneficial ownership of the Trust to be held by more than 100 persons prior to the liquidation of the Trust, Purchaser shall liquidate the Trust no later than seven (7) days following the Closing Date. As used in this Agreement, “liquidate” shall mean liquidate the Trust for federal income tax purposes.

6.4.3    Continuation of REIT Election.

(i)            Purchaser covenants that after the Closing it will take all necessary steps, or forebear from taking steps (or cause the Trust to take (or forebear from taking such steps, as the case may be) as may be needed) to maintain the classification and treatment of the Trust as a REIT for the Trust’s taxable year that includes the Closing (whether such taxable year terminates on

December 31, 2006 or prior to December 31, 2006 as a result of the liquidation of the Trust after Closing but prior to December 31, 2006).

(ii)           Purchaser covenants that it will take all steps within its control (including for example, causing the Trust to make distributions that qualify for the dividends paid deductions set forth in Section 857(b)(2)(B) of the Code and Section 561 of the Code) such that the Trust satisfies the 90% distribution requirement of Code Section 857(a)(1) and the Trust’s real estate investment trust taxable income (as defined in Section 857(b)(2) of the Code) will be reduced to zero for the taxable year of the Trust that includes the Closing.

(iii)         Purchaser covenants and agrees that prior to January 1, 2007, the Trust shall not acquire, accept transfer of, or hold, or allow any subsidiary to acquire, accept transfer of, or hold, any assets other than the property that the Trust holds immediately prior to the Closing.

(iv)          Purchaser covenants that the Trust will not take any action that is inconsistent with the Trust’s status as a REIT for periods ending on or before December 31, 2005.

6.4.4   Subsequent Filings.   Promptly after Closing, Purchaser shall cause to be filed in the states of Delaware, Maryland and Illinois name change certificates to delete from the legal name of the Trust any reference to “Beacon Capital” or “BCSP” and Purchaser shall provide evidence to Seller of such filings promptly thereafter.

6.4.5   Tax Matters.   To cooperate with Seller to the extent provided for in Section 5.7, including, without limitation, causing the tax returns to be signed by Purchaser, as applicable.

6.4.6   Information regarding Purchaser’s Potential Compliance with REIT Status.   Following the Closing, Purchaser shall promptly provide such information as is reasonably requested by Seller or Seller’s third-party consultants with respect to Purchaser’s ability to cause the Trust to maintain its status as a REIT for the Trust’s taxable year that includes the Closing, including, without limitation, an opinion of Purchaser’s counsel, substantially in the form attached hereto as Exhibit 4.6.1 (modified as reasonably needed to reflect the fact that Purchaser’s counsel will address post-Closing REIT compliance and modified to provide that, with respect to periods prior to the Closing Date, Purchaser’s counsel may rely on the opinion of Goodwin Proctor LLP dated as of the Closing Date and described in Section 4.6.1), regarding the Trust’s conformity, since the Closing Date, with the requirements for qualification and treatment as a REIT during its taxable year that includes the Closing (whether such taxable year terminates on December 31, 2006 or prior to December 31, 2006 as a result of the liquidation of the Trust after Closing but prior to December 31, 2006).

The provisions of this Section 6.4 shall survive Closing.

7.     DEFAULT

7.1   Default by Purchaser.   In the event that Purchaser defaults in its obligations to consummate the transactions contemplated by this Agreement for any reason other than:  (x) Seller’s default hereunder, (y) a failure of a condition precedent to Purchaser’s obligations hereunder or (z) the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, prior to Closing, Seller shall have the right to terminate this Agreement and receive, liquidate (by Escrow Agent drawing upon the Acceptable Letters of Credit) and retain the Deposit as liquidated damages and as Seller’s sole and exclusive remedy for a breach of Purchaser’s obligations under this Agreement prior to Closing. Thereafter, except for Purchaser’s obligations which by their terms survive the termination of this Agreement, Seller and Purchaser shall have no further obligations to each other. Purchaser and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement prior to Closing would be difficult or impossible to determine, that the amount of the Deposit represents the parties best and most accurate estimate of the damages that would be suffered by Seller if the transactions contemplated by this Agreement should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Purchaser reasonably estimate would exist at the time of such breach. Notwithstanding the foregoing, if Purchaser fails to perform its obligations pursuant to this Agreement that survive Closing or the earlier termination of this Agreement, then Seller shall be entitled to pursue any and all remedies available at or law or in equity, as a result of such default, including, without limitation the right to recover damages against Purchaser, including, without limitation, damages suffered by Seller and/or its direct and indirect partners as a result of the Trust not qualifying as a REIT for the Trust’s taxable year beginning January 1, 2006, subject to Section 6.3. The provisions of this Section 7.1 shall survive Closing. With respect to any default by Purchaser after Closing, Seller acknowledges and agrees that Seller’s sole remedy shall governed by the terms of Section 6.2 hereof.

7.2   Default by Seller.   In the event that Seller defaults in its obligations to consummate the transactions contemplated by this Agreement for any reason other than:  (x) Purchaser’s default hereunder, (y) a failure of a condition precedent to Seller’s obligations hereunder or (z) the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Shares to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages of any kind in the event of Seller’s default hereunder prior to Closing. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in Maryland, on or before sixty (60) days following the date upon which Closing was to have occurred. With respect to any default by Seller after Closing,

Purchaser acknowledges and agrees that Purchaser’s sole remedy shall governed by the terms of Section 5.5 hereof.

8.     RISK OF LOSS

8.1   Minor Damage.   In the event of loss or damage to the Property which is not “major”, this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, provides that all right, title and interest to any claims and proceeds the Trust or its subsidiaries may have with respect to any casualty insurance policies or condemnation awards relating to the Property are assigned to Purchaser or retained by the Trust or Riverside LLC. In the event that Seller elects to have Riverside LLC perform repairs upon the Property, Seller shall use reasonable efforts to cause such repairs to be completed promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to cause a casualty claim to remain in the Trust or its subsidiaries, the Purchase Price shall be reduced by an amount equal to the deductible amount under the applicable insurance policy, and, subject to Seller’s rights under Section 8.4, the amount of any uninsured loss. Upon Closing, full risk of loss with respect to a casualty or condemnation to the Property shall pass to Purchaser due to its ownership of the Trust and its subsidiaries.

8.2   Major Damage.   In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform or cause Riverside LLC to perform any necessary repairs, or (b) take such steps to ensure that the Trust or Riverside LLC retains all of Seller’s right, title and interest to any claims and proceeds Seller, the Trust and Riverside LLC may have with respect to any casualty insurance policies or condemnation awards relating to the Property, notwithstanding the transactions contemplated by this Agreement. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy, and, subject to Seller’s rights under Section 8.4, the amount of any uninsured loss. Upon Closing, full risk of loss with respect to a casualty or condemnation to the Property shall pass to Purchaser due to its ownership of the Trust and Riverside LLC.

8.3   Definition of “Major” Loss or Damage.   For purposes of Sections 8.1 and 8.2, “major” loss or damage refers to the following:  (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the Property to a condition substantially identical to that of the Property prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than TEN MILLION DOLLARS ($10,000,000), (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property or results in a reduction in the value of the Property in excess of TEN MILLION DOLLARS ($10,000,000), as determined by reference to the amount of the condemnation award, or (iii) any material loss, through condemnation, of access, parking or development or air rights relating to the Property as reasonably determined by Purchaser, or if the proposed condemnation would result in the loss of or a change in the Property’s status as a legally conforming use. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) Business Days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

8.4   Uninsured Losses.   Notwithstanding the foregoing, in the event of a loss or damage to the Property, for which no insurance or other third party compensation is available to reimburse the cost to remedy such loss or damage and such uninsured loss exceeds FIVE MILLION DOLLARS ($5,000,000), then within ten (10) days of Seller sending written notice to Purchaser of such uninsured loss, Seller shall either elect to:  (1) terminate this Agreement, in which event the Deposit shall be returned to Purchaser, or (2) give a credit to Purchaser at Closing equal in amount to the cost to remedy the uninsured loss, as reasonably determined by Seller and Purchaser, provided that if the parties are unable to agree on the amount of the uninsured loss to be credited against the Purchase Price, either party may terminate the Agreement.

9.     COMMISSIONS

9.1   Brokerage Commissions.   In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Eastdil (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

10.   DISCLAIMERS AND WAIVERS

10.1   No Reliance on Documents.   Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect any Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Properties and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser, shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

10.2   DISCLAIMERS AND WAIVERS.   EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE INTERESTS OR THE PROPERTIES OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES AND THE INTERESTS) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT

LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS AND THE ADA) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTIES, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR ELSEWHERE HEREIN INCLUDING, WITHOUT LIMITATION, TO THE EXTENT PROVIDED IN SECTION 5.5 HEREOF.

10.3   Effect and Survival of Disclaimers.   Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Shares has been decreased to take into account that the Shares are being sold subject to the provisions of this Article 10. Seller and Purchaser agree that the provisions of this Article 10 shall survive Closing.

11.   MISCELLANEOUS

11.1   Confidentiality.   Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller, the Trust, Illinois Manager, Property Manager or Riverside LLC (collectively, the “Seller Parties”) or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser provided that such persons are informed of the confidentiality provisions and are directed  to treat such data and information confidentially. In addition, to the extent that Purchaser determines that Purchaser is required to notify any federal, state or local governmental agency, or any other party, with respect to the conditions at the Property or as otherwise discovered by Purchaser, Purchaser shall notify Seller immediately, and Seller shall make such disclosures as Seller deems appropriate. If Seller determines that Seller will not make a disclosure and Purchasers feel that such disclosure is still required by law and notify Seller to that effect, then Seller shall hire an independent consultant reasonably acceptable to Seller and Purchaser to determine whether or not such disclosure is required and such determination will be binding upon both Seller and Purchaser. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from the Seller Parties in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Purchaser, such Deposit shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller any materials delivered to Purchaser by Seller. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 11.1, the Seller Parties shall be entitled to seek an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. Notwithstanding the foregoing provisions or anything else to the contrary contained in this Agreement: (i) the foregoing covenant of confidentiality shall not be applicable to any information published by Seller as public knowledge or otherwise available in the public domain; (ii) Purchaser shall be permitted to disclose such information as may be recommended by Purchaser’s legal counsel in order to comply with all financial reporting, securities laws, court order, subpoena and other legal requirements applicable to Purchaser, including any required disclosures to the Securities and Exchange Commission; and (iii) any duty of confidentiality set forth in this Agreement shall terminate upon Closing. The provisions of this Section 11.1 shall survive the termination of this Agreement prior to the Closing.

11.2   Public Disclosure.   Any press release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in a form approved by Purchaser and Seller and their respective counsel (such approval not to be unreasonably withheld), provided, however, either party shall have the right after Closing to issue a press release announcing the sale of the Shares and the resulting ownership and control of the Property without prior written approval of the other so long as the press release does not expressly disclose the economic terms hereof. Notwithstanding the foregoing, Purchaser, Purchase and Seller and their respective agents may make such disclosures as are required by law or in connection with non-public marketing efforts or internal reporting requirements, including, without limitation, reports by either party to their respective investors. The provisions of this Section 11.2 shall survive Closing.

11.3   Discharge of Obligations.   The purchase of the Shares by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

11.4   Assignment.   Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights under this Agreement, without first obtaining Seller’s written approval, to any wholly-owned subsidiary of Purchaser. In the event Seller’s written approval is given to an assignment of this Agreement, or if Purchaser assigns this Agreement as otherwise permitted, Purchaser shall nevertheless remain liable for the performance of all covenants and conditions of this Agreement, and, in the case of an assignment, such liability shall be joint and several. The provisions of this Section 11.4 shall survive Closing.

11.5   Notices.   Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Notices sent by a party’s attorney shall constitute notice from the applicable party. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Beacon Capital Strategic Partners III, L.P.
c/o Beacon Capital Partners
One Federal Street
Boston, MA 02110
Attn: William A. Bonn, Esq.
TELECOPY: (617) 457-0499

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Christopher B. Barker, Esq.
TELECOPY:  (617) 227-8591

If to Purchaser:

Harvard Property Trust, LLC
15601 Dallas Parkway. Suite 600
Addison, Texas 75001
Attention: Jon Dooley
TELECOPY:  214-655-1600

with a copy to:

Powell & Coleman, LLP
8080 North Central Expressway
Suite 1380
Dallas, Texas  75206
Attention: Michael L. McCoy, Esq.
TELECOPY:  214-373-8768

The provisions of this Section 11.5 shall survive Closing.

11.6   Modifications.   This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

11.7   Calculation of Time Periods.   Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. For the purposes of this Agreement, a “Business Day” shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, are obligated or authorized by law or executive action to be closed to the normal transaction of banking business. The final day of any such period shall be deemed to end at 5 p.m., local time in the Commonwealth of Massachusetts. The provisions of this Section 11.7 shall survive Closing.

11.8   Successors and Assigns.   The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

11.9   Entire Agreement.   This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

11.10   Further Assurances.   Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, (i) Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property or the Interests, and (ii) Seller shall cooperate with Purchaser in connection with all filings necessary to change the registered agent of the Trust and Riverside LLC to a registered agent designated by Purchaser in each state where the Transferred Companies are formed and doing business. The provisions of this Section 11.10 shall survive Closing.

11.11   Counterparts.   This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. This Agreement may be executed via facsimile or by sending copies of the executed Agreement via email followed by regular mail of the originals and shall be considered executed and binding upon receipt of the fax or email of the signature page of the last of the party’s signature to this Agreement.

11.12   Severability.   If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.13   Applicable Law.   THIS AGREEMENT IS PERFORMABLE IN THE STATE OF MARYLAND AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 11.13 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

11.14   No Third Party Beneficiary.   The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

11.15   Captions.   The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

11.16   Construction.   The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.17   Termination of Agreement.   It is understood and agreed that if either Purchaser or Seller terminate this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

11.18   Time of the Essence.   Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

11.19   Recordation.   This Agreement may not be recorded or registered with any local land records office and any attempt to do so shall be of no effect whatsoever. Any attempt to so record or register this Agreement or a memorandum thereof by Purchaser shall be considered a default by Purchaser pursuant to Section 7.1 and Seller may terminate this Agreement and retain the Deposit.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PURCHASER:

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	Behringer Harvard REIT I, Inc.
a Maryland corporation,
its general partner

By:
Gerald J. Reihsen, III
Executive Vice President

SELLER:

BEACON CAPITAL STRATEGIC PARTNERS III, L.P.

By:	BCP Strategic Partners III, LLC, its
General Partner

	By:	Beacon Capital Partners, LLC, its
Manager

By:
Name:
Title:

Schedule I

List of Defined Terms

“Acceptable Letter of Credit” — See Section 1.4.

“ADA” — See Section 6.4.1.

“Additional Funds” —See Section 1.4.

“Agreement” — See Introductory Paragraph.

“Appurtenances” —See Section 1.1.1.

“Beacon Capital” — See Section 6.4.4.

“BCSP” — See Section 6.4.4.

“Broker” — See Section 9.1.

“Business Day” — See Section 11.7.

“CERCLA” — See Section 5.3.6.

“Closing” — See Section 4.1.

“Closing Date” —See Section 4.1.

“Closing Statement” — See Section 4.4.3.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Damages” — See Section 5.5.2.

“Deposit” — See Section 1.4.

“Designated Employees” — See Section 5.4.

“Earnest Money” — See Section 1.4.

“Effective Date” — See Introductory Paragraph.

“Escrow Agent” — See Section 1.4.

“Escrow Agreement” — See Section 1.4.

“Estoppel Return Date” —See Section 4.6.5.

“Existing Indebtedness” — See Section 1.5.

“Extension Notice” —See Section 4.1.

“Hazardous Substances” — See Section 5.3.6.

“Illinois Manager” — See Recital B.

“Improvements” — See Section 1.1.2.

“Intangible Property” — See Section 1.1.5.

“Land” — See Section 1.1.1.

“Leases” — See Section 5.3.2.

“Lease Schedule” — See Section 5.3.2.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lien” means any lien, judgment, mortgage, deed of trust, charge, option, contractual restriction on transfer, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, broker’s lien, mechanic’s or materialman’s lien or any other claim against the Property (or any portion thereof), as the case may be, or any agreement to create or confer any of the foregoing, in each case whether arising by agreement or under any statute, law, governmental ordinance, rule, regulation, decree, order or requirement of any governmental authority now or hereafter existing or otherwise.

“Loan Documents” — See Section 1.5.

“Major Tenant” —See Section 4.6.5.

“Non-Voting Shareholders” — See Section 5.6.8.

“Operating Agreements” — See Section 5.3.1.

“Outstanding Indebtedness” — See Section 5.2.8.

“Permits” — See Section 1.1.4.

“Personal Property” — See Section 1.1.6.

“Plans” —See Section 1.1.2.

“Property” — See Section 1.1.

“Property Manager” — See Recital D.

“Property Representation Expiration Date” — See Section 5.5.1.

“Purchase Price” — See Section 1.2.

“Purchaser” — See Introductory Paragraph.

“Purchaser Indemnified Party” — See Section 5.5.2.

“RCRA” — See Section 5.3.6.

“REIT” — See Section 4.6.1.

“Remaining Representation Expiration Date” — See Section 5.5.1.

“Riverside LLC” — See Recital C.

“SARA” — See Section 5.3.6.

“Seller” — See Introductory Paragraph.

“Seller Encumbrance” — See Section 0.

“Seller Parties” — See Section 11.1.

“Shares” — See Recital F.

“Survey” — See Section 2.2.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, transfer tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Title Commitment” — See Section 2.1.

“Title Company” — See Section 2.1.

“Title Policy” —See Section 4.5.

“Trust” — See Recital A.

“Trust Financial Statements” — See Section 5.2.4.

“Trust Organizational Documents” — See Section 5.2.7.

Schedule 1.1.5

List of Trade Names

Property known as:

1.                                       222 South Riverside Plaza;

2.                                       Union Station Multiplex; and

3.                                       444 West Jackson Boulevard.

Schedule 1.1.6

Personal Property

Schedule 4.4.2(ix)

Tenant Improvements and Leasing Commissions

Schedule 4.4.2(xi)

Rent Abatement Schedule

Schedule 5.2.5

Pending Litigation

NONE

Schedule 5.2.6(iii)

Tax Audits

NONE

Schedule 5.2.7

The Trust Organizational Documents

1.                                       BCSP III Illinois Properties Business Trust Declaration of Trust dated May 24, 2004

2.                                     BCSP III Illinois Manager LLC Limited Liability Company Agreement dated as of May 24, 2004

3.                                       BCSP III Illinois Property Manager LLC Limited Liability Company Agreement dated as of May 24, 2004

4.                                       222 South Riverside Property LLC Limited Liability Company Agreement dated as of May 24, 2004

Schedule 5.2.8

Outstanding Indebtedness

Title Holder	Originating Lender	Date of Loan	Original Principal Amount
222 South Riverside Property LLC	Metropolitan Life Insurance Company	June 3, 2004	$145,500,000.00

Schedule 5.3.1

List of Operating Agreements

Schedule 5.3.2

Lease Schedule

Schedule 5.3.3

Violations

NONE

Schedule 5.3.6

List of Environmental Reports

That certain report of Haley & Aldrich (File No. 31035-000) dated May 25, 2004.

Schedule 5.3.10

Tax Appeals

NONE

Schedule 5.6.8

Non-Voting Shareholders

EXHIBIT A

Legal Description

EXHIBIT 1.4

Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into this          day of April, 2006, by and among Beacon Capital Strategic Partners III, L.P. (“Seller”), Behringer Harvard Operating Partnership I LP (“Purchaser”), and LandAmerican National Commercial Services (“Escrow Agent”).

WITNESSETH

WHEREAS, Seller and Purchaser entered into that certain Stock Purchase and Sale Agreement (the “P&S Agreement”) of even date herewith;

WHEREAS, Purchaser has deposited with Escrow Agent either (i) a letter of credit, in form and substance, and issued by a financial institution reasonably acceptable to Seller and payable to Escrow Agent (the “Letter of Credit”), or (ii) immediately available federal funds, and all interest earned thereon (the “Earnest Money”), in each case, in the amount of Ten Million Dollars ($10,000,000) (collectively, the “Deposit”); and

WHEREAS, Seller and Purchaser desire to have Escrow Agent hold the Deposit in escrow as required under the P&S Agreement pursuant to the terms thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.             Seller and Purchaser hereby appoint LandAmerica National Commercial Services to act as Escrow Agent hereunder.

2.             Purchaser has deposited the Deposit with Escrow Agent as required by the P&S Agreement. Escrow Agent agrees to hold and disburse the Deposit as hereinafter provided.

3.             Escrow Agent shall invest the Earnest Money in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities, as Purchaser may direct.

4.             Upon written notification from Seller and Purchaser that the contemplated sale under the P&S Agreement is to be consummated, Escrow Agent shall apply the Earnest Money toward the Purchase Price or return the Letter of Credit, as the case may be.

5.             Upon written notification from Purchaser that Purchaser is terminating the P&S Agreement in accordance with the P&S Agreement, then Escrow Agent shall deliver the Deposit or Letter of Credit, as applicable, to Purchaser. Upon written notification from Seller and Purchaser that the contemplated sale shall not take place for any other reason, Escrow Agent shall disburse the Deposit in accordance with written instructions from Seller and Purchaser, which instructions shall be in accordance with and governed by the P&S Agreement.

6.             The parties hereto covenant and agree that Escrow Agent, in performing any of its duties under this Agreement, shall not be liable for any loss, costs or damage which it may incur as a result of serving as the escrow agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.

7.             Accordingly, Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (b) to any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

8.             Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and attorneys’ fees and disbursements which may be imposed upon or incurred by Escrow Agent in connection with its serving as the escrow agent hereunder, except for any loss, cost or damage arising out of its willful default or gross negligence.

9.             In the event of a dispute between any of the parties hereto, including any dispute regarding the application under the P&S Agreement of the Deposit, Escrow Agent shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged.

10.           Any escrow fee to be charged by Escrow Agent is to borne one-half (1/2) by Seller and one-half (1/2) by Purchaser.

11.           This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Seller, Purchaser and Escrow Agent have executed this Agreement as of the day and year first above written.

PURCHASER:

BEHRINGER HARVARD OPERATING
PARTNERSHIP I LP

By:	Behringer Harvard REIT I, Inc., its General Partner

By:
Gerald J. Reihsen, III
Executive Vice President

SELLER:

BEACON CAPITAL STRATEGIC PARTNERS III, L.P.

By:	BCP Strategic Partners III, LLC, its
General Partner

	By:	Beacon Capital Partners, LLC, its
Manager

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA NATIONAL COMMERCIAL
SERVICES

By:
Name:
Title:

EXHIBIT 4.2.1

Form of Assignment of Shares

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) dated as of                        , 2006 by and between Beacon Capital Strategic Partners III, L.P., a Delaware limited partnership (“Assignor”) and Behringer Harvard Operating Partnership I LP, a Texas limited partnership (“Assignee”).

In consideration of the mutual promises hereinafter set forth and in the Stock Purchase and Sale Agreement dated as of April __, 2006 (the “Purchase Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound hereby, agree as follows:

1.             Assignor hereby assigns, transfers and conveys to Assignee all of its right, title and interest in and to one hundred percent (100%) of the Common Shares of BCSP III Illinois Properties Business Trust (the “Company”) and all rights and interests related thereto (the “Assigned Interests”), effective as of the date hereof.

2.             Assignee hereby accepts the transfer and assignment of the Assigned Interests and, effective as of the date hereof, assumes and agrees to perform each and every duty, obligation and liability of Assignor, if any, with respect to the Assigned Interests, in accordance with the terms and conditions of this Assignment and the Purchase Agreement

3.             This Assignment may be executed in one or two counterparts, each of which shall be an original but all of which taken together shall constitute one instrument. In addition, any counterpart signature page may be executed by any party wheresoever such party is located, and may be delivered by telephone facsimile transmission, and any such facsimile transmitted signature pages may be attached to one or more counterparts of this Assignment, and such faxed signature(s) shall have the same force and effect, and be as binding, as original signatures executed and delivered in person.

4.             This Assignment shall be binding upon and shall inure to the benefit of the respective heirs, administrators, executors, successors and permitted assigns of Assignor and Assignee. This Assignment shall not be modified, waived, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, discharge or termination is sought.

5.             This Assignment shall be governed by the laws of the State of Maryland without giving effect to the principles of conflicts of law thereof.

6.             Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:

BEACON CAPITAL STRATEGIC PARTNERS III, L.P.,
a Delaware limited partnership

By:	BCP Strategic Partners III, LLC, its General Partner

	By:	Beacon Capital Partners, LLC, its
Manager

By:
Name:
Title:

ASSIGNEE:

BEHRINGER HARVARD OPERATING
PARTNERSHIP I LP, a Texas limited partnership

By:	Behringer Harvard REIT I, Inc., a Maryland corporation, its general partner

By:
Gerald J. Reihsen, III
Executive Vice President

EXHIBIT 4.6.1

Opinion of Goodwin Procter  LLP

EXHIBIT 4.6.5

Form of Tenant Estoppel

[Address of Purchaser]

[Address of Lender]

RE: [Name and Address of Property]

Gentlemen:

Reference is made to that certain [Lease Agreement] dated as of                        ,          between                                 , a           , as landlord (“Landlord”), and the undersigned, as tenant (“Tenant”), demising premises at the captioned address more particularly described in the Lease (the “Premises”). The lease, together with all amendments thereto included in Schedule 1 attached hereto, is herein referred to as the “Lease”. Tenant hereby represents to the Benefited Parties (as herein defined) that the following statements are true and correct as of the date hereof:

1.             A true, correct and complete copy of the Lease (including all amendments) is attached hereto as Schedule 1. The undersigned is the Tenant under the Lease for space at the Premises covering                   rentable square feet.

2.             The Lease is in full force and effect and has not been amended, modified, supplemented or superseded except as indicated in Schedule 1. There are no understandings, contracts, agreement or commitments of any kind whatsoever with respect to the Premises, except as expressly provided in the Lease.

3.             The term of the Lease commenced on                        , and expires on                              , subject to any rights of Tenant to extend the term as provided therein. The base rent presently being charged is $            . All rentals, charges, additional rent and other obligations on the part of the undersigned have been paid to and including                   , 200  . No rental, other than for the current month, has been paid in advance. The undersigned has accepted possession and now occupies the Premises and is currently open for business. In addition to the fixed minimum Base Rent, the Tenant pays its pro-rata share of real estate taxes and operating expenses in excess of a base stop of                      .

4.             Tenant has paid to Landlord a security deposit in the amount of $                       . Tenant has no claim against Landlord for any other security, rental, cleaning access card, key or other deposits or any prepaid rentals.

5.             Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor does any state of facts or condition exist which, with the giving of notice or the passage of time, or both, would result in such a default. All conditions under the Lease to be performed by Landlord have been satisfied. Without limiting the generality of the foregoing, all improvements to be constructed in the Premises by Landlord have been completed to the satisfaction of Tenant and accepted by Tenant and any tenant construction allowances have been paid in full, and all duties of an inducement nature required of Landlord in the Lease have been fulfilled to Tenant’s satisfaction. Tenant has no claim against Landlord by reason of any restriction, encumbrance or defect in title of the Premises of which Tenant has actual knowledge.

6.             There currently is no defense, offset, lien, claim or counterclaim by or in favor of Tenant against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease) and Tenant is not contesting any such obligations, rentals or charges. To Tenant’s knowledge, all leasing commissions due in respect of the current term of the Lease have been paid.

 7.            Tenant has no renewal, extension or expansion option, no right of first offer or right of first refusal and no other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth in the Lease. Tenant has no right to lease or occupy any parking spaces within the Property except as set forth in the Lease. Tenant is entitled to no free rent nor any credit, offsets or deductions in rent, nor other leasing concessions other than those specified in the Lease.

8.             Tenant is not in any respect in default in the performance of the terms and provisions of the Lease nor does any state of facts or condition exist which, with the giving of notice or the passage of time, or both, would result in such a default. Without limiting the generality of the foregoing, Tenant is current in its rental obligation under the Lease.

9.             The undersigned has not received notice of a prior transfer, assignment, hypothecation or pledge by Landlord of any of Landlord’s interest in the Lease other than to the holder of any first mortgage on the captioned property.

10.           There are no liens recorded against the Premises with respect to work performed by or on behalf of Tenant or materials supplied to the demised property.

11.           Tenant has not assigned the Lease nor sublet all or any part of the Premises, except as shown on Schedule 1 attached hereto and made a part hereof for all purposes.

The above certifications are made to the Benefited Parties knowing that the Benefited Parties will rely thereon in making an investment in the Premises. For purposes hereof, the term “Benefited Parties” means the addressees of this letter and all of the following: (a) Harvard Property Trust, LLC, a Delaware limited liability company and its successors, assigns, and designees (including, without limitation, any tenant in common purchasers); and (b) any lender to which any party described in the foregoing clause (a) grants a deed of trust, mortgage or other lien upon the Premises.

Very truly yours,
,
a

By:
Name:
Title:

EXHIBIT 4.6.6

Form of CUSCO Estoppel Letter